The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and accompanying prospectus are not offers to sell the securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-138491

SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2006

Prospectus Supplement
(to Prospectus dated November 7, 2006)

Infosys Technologies Limited

Up to 30,000,000 American Depositary Shares
Representing
Up to 30,000,000 Equity Shares

Up to 30,000,000 American Depositary Shares, or ADSs, representing up to 30,000,000 of our equity shares are being offered by the selling shareholders. The actual number of ADSs offered will depend on the number of equity shares offered by the selling shareholders pursuant to an invitation to offer that we will distribute to holders of our equity shares. Included among the selling shareholders will be certain officers, directors and shareholders who beneficially own 5% or more of our equity shares. Collectively, our executive officers and directors will be selling           ADSs representing           equity shares in this offering. Each ADS offered represents one equity share. We will not receive any of the proceeds from this offering.

Our outstanding ADSs are traded on the NASDAQ Global Select Market under the symbol “INFY.” The last reported sales price of our ADSs on NASDAQ on November 6, 2006 was $51.66 per ADS. Our equity shares are traded in India on the Bombay Stock Exchange Limited and the National Stock Exchange of India Limited. The closing price for our equity shares on the Bombay Stock Exchange Limited on November 6, 2006 was $46.21 assuming an exchange rate of Rs. 44.80 per U.S. dollar.

Investing in our ADSs involve certain risks; see “Risk Factors” beginning on page 6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Initial Price to Public	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Selling Shareholders, before expenses	$	$

The underwriters and their respective selling agents are offering the ADSs subject to various conditions. The underwriters expect to deliver the ADSs in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on          , 2006.

Joint Bookrunners

ABN AMRO Rothschild
Banc of America Securities LLC
Deutsche Bank Securities
Goldman Sachs (Asia) L.L.C.
JPMorgan
Nomura Securities
UBS Investment Bank

Prospectus Supplement Dated          , 2006

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of ADSs representing our equity shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus provided in connection with this offering. Neither we nor any of the underwriters have authorized anyone to provide you with any information other than the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided in connection with this offering. Neither we nor any of the underwriters are making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus, or of any sale of our ADSs representing our equity shares. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision.

This prospectus supplement includes statistical data about the IT industry that comes from information published by sources including the National Association of Software and Service Companies, or NASSCOM, an industry trade group and Business Today, a leading Indian business publication. This type of data represents only the estimates of NASSCOM and Business Today, and other sources of industry data. Although we believe that data from these companies is generally reliable, this type of data is inherently imprecise. We caution you not to place undue reliance on this data.

The offered ADSs may not be offered or sold, directly or indirectly, in India or to any resident of India, except as permitted by applicable Indian laws and regulations.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase of the ADSs under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your purchase, and neither we nor the underwriters will have any responsibility therefor.

S-ii

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the ADSs representing our equity shares. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” and our financial statements and the notes to those financial statements, which are incorporated by reference, and the other information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. As used in this prospectus supplement and the accompanying prospectus, the terms “we,” “us” or the “Company” refer to Infosys Technologies Limited and its subsidiaries, unless the context indicates otherwise.

Our Company

We are a leading global technology services firm. We provide comprehensive end-to-end business solutions that leverage technology for our clients, including consulting, design, development, software re-engineering, maintenance, systems integration, package evaluation and implementation and infrastructure management services. We also provide software products to the banking industry. Through Infosys BPO, our majority-owned subsidiary, we provide business process management services such as offsite customer relationship management, finance and accounting, and administration and sales order processing. Our clients rely on our solutions to enhance their business performance.

We utilize a distributed project management methodology, which we refer to as our Global Delivery Model, to divide projects into components that are executed simultaneously at client sites and at our global development centers in India and around the world. Our Global Delivery Model provides clients with seamless, high quality solutions in reduced timeframes, enabling our clients to achieve operating efficiencies and realize significant cost savings. To address changing industry dynamics, we continue to refine our Global Delivery Model. Through our Modular Global Sourcing framework, for example, we assist clients in evaluating and defining, on both a modular and enterprise-wide basis, the client’s business processes and applications that can be outsourced, and the capabilities required to effectively deliver those processes and applications to the organization.

We serve clients in the financial services, manufacturing, telecommunications, retail, utilities, logistics and other industries. In fiscal 2006, some of our top 25 clients by revenues (including their affiliates) in the core industries we serve included Aetna, Apple, Bank of America, BT, Microsoft and Toshiba. Our industry focus enables us to tailor solutions to address our clients’ business and technology needs.

We believe we have among the best talent in the Indian technology services industry, and we are committed to remain among the industry’s leading employers. In 2006, we were ranked as the best company to work for in India by the Business Today-TNS-Mercer survey in Business Today.

Our Industry

Changing economic and business conditions, rapid technological innovation, proliferation of the Internet and rapid globalization are creating an increasingly competitive market environment that is driving corporations to transform the manner in which they operate. Customers are increasingly demanding improved products and services with accelerated delivery times and at lower prices. In this environment, the ability to design, develop, implement, and maintain advanced technology platforms and solutions to address business and customer needs has become a competitive advantage and a priority for corporations worldwide. These developments have occurred at a time when corporations have been reluctant to expand their internal IT departments, thus increasing the reliance that corporations must place on their outsourced technology service providers. This trend of increasing reliance on external technology service providers is expected to continue to drive the future growth of outsourced technology services.

Outsourcing the development, management and ongoing maintenance of technology platforms and solutions has become increasingly important in this new environment. To meet their need for significantly higher quality, cost effective technology solutions, corporations are increasingly turning to offshore technology service providers. As a result, offshore technology service providers have become mainstream in the industry and continue to grow in recognition and sophistication, with India recognized as the premier destination for offshore technology services.

Our Competitive Strengths and Strategy

We believe our competitive strengths include:

Innovation and Leadership.  We are a pioneer in the technology services industry. We were one of the first Indian companies to develop and apply a global delivery model and to achieve the highest level of technical certifications available.

Proven Global Delivery Model.  Our onsite and offshore execution capabilities enable clients to achieve operating efficiencies and realize significant cost savings, while receiving seamless, high quality solutions in reduced timeframes.

Comprehensive and Sophisticated End-to-End Solutions.  By offering comprehensive end-to-end solutions, we extend our network of relationships, broaden our dialogue with key decision makers within each client, increase the points of sale for developing new client relationships and diversify our service-mix concentration. As a result, we are able to capture a greater share of our clients’ technology budgets.

Commitment to Superior Quality and Process Execution.  We have developed a sophisticated project management methodology to ensure timely, consistent and accurate delivery of superior quality solutions to maintain a high level of client satisfaction.

Long-Standing Client Relationships.  Approximately 23.7%, 28.9% and 35.0% of our revenues from our top 100 clients during the six months ended September 30, 2006, fiscal 2006 and fiscal 2005 have been contributed by entities that have been our clients since fiscal 1998. For the six months ended September 30, 2006, fiscal 2006 and fiscal 2005, 96.4%, 95.0% and 95.4% of our revenue came from repeat business, which we define as revenue from a client who also contributed to our revenue during the prior fiscal year.

Status as an Employer of Choice.  Our reputation as a leader in the technology services industry enables us to attract and retain the best available talent in India. We have a presence in 12 cities in India, which allows us to more easily accommodate prospective employees’ specific geographic preferences.

Ability to Scale.  We have successfully managed our growth by recruiting, training and rapidly deploying new professionals and investing in infrastructure allowing us to bid for and execute large-scale, long-term projects in an efficient and cost-competitive manner.

In order to further enhance our position as a leading global technology services company, our strategy is to increase business from existing and new clients, expand geographically, continue to invest in employees, infrastructure and technology, enhance our solution set, continue to develop deep industry knowledge, enhance our brand visibility and pursue alliances and strategic acquisitions.

Our revenues grew from $545 million in fiscal 2002 to $2,152 million in fiscal 2006, representing a compound annual growth rate of 41.0%. Our net income grew from $164 million to $555 million during the same period, representing a compound annual growth rate of 35.6%. For the six months ended September 30, 2006, we had revenues of $1,406 million and net income of $373 million.

In addition, between March 31, 2002 and March 31, 2006, our total employees grew from approximately 10,700 to approximately 52,700, representing a compound annual growth rate of 49.0%. As of September 30, 2006, we had approximately 66,100 employees.

We were founded in 1981. We completed our initial public offering of equity shares in India in 1993 and our initial public offering of ADSs in the United States in 1999. In August 2003 and June 2005, we completed sponsored secondary offerings of ADSs in the United States on behalf of our shareholders.

Our principal executive offices are located at Electronics City, Hosur Road, Bangalore, Karnataka, India 560 100, and our telephone number at that address is +91 (80) 2852-0261. Our wholly owned subsidiaries are Infosys Technologies (Australia) Pty. Limited, or Infosys Australia, Infosys Technologies (China) Co. Limited, or Infosys China, and Infosys Consulting Inc., or Infosys Consulting. Infosys BPO Limited, or Infosys BPO, is our majority owned subsidiary. Our website addresses are www.infosys.com and www.infy.com and do not constitute a part of this prospectus supplement or the accompanying prospectus.

The Offering

The Offering	Up to 30,000,000 ADSs representing up to 30,000,000 equity shares, and constituting up to approximately 5.39% of our issued and outstanding equity shares. The actual number of ADSs offered will depend on the number of equity shares offered by the selling shareholders pursuant to an invitation to offer that we have distributed to holders of our equity shares. See “The Indian Invitation to Offer.” The offering is expected to include a public offering without listing in Japan, referred to herein as the Japanese Public Offering.

Selling Shareholders	See “Principal and Selling Shareholders” for more information on the selling shareholders in this transaction. Included among the selling shareholders will be certain officers, directors and shareholders who beneficially own 5% or more of our equity shares.

The ADSs	Each offered ADS represents one equity share, par value Rs. 5 per share. The offered ADSs are evidenced by American Depositary Receipts. See “Description of American Depositary Shares” and “Description of Equity Shares” in the accompanying prospectus.

ADSs Outstanding After this Offering

Equity Shares Outstanding Before and After this Offering	556,230,633

Offering Price	The offered ADSs are being offered at a price of $ per ADS.

Depositary	Deutsche Bank Trust Company Americas.

Use of Proceeds	We will not receive any of the proceeds from the sale of these ADSs.

Listing	We are listing the offered ADSs on NASDAQ. Our outstanding equity shares are principally traded in India on Bombay Stock Exchange Limited (BSE) and The National Stock Exchange (NSE).

NASDAQ Global Select Market Symbol for ADSs	INFY

The Indian Invitation to Offer

We will prepare and distribute to all holders of our equity shares an invitation to offer their equity shares for sale in this offering pursuant to Indian regulations. Our invitation to offer will be mailed only to holders of equity shares at their addresses in India. Holders of ADSs are not eligible to participate in the transactions contemplated by the invitation to offer. We are not purchasing any equity shares or ADSs in this transaction. ADSs will be purchased solely by the underwriters, and will represent equity shares submitted by the selling shareholders pursuant to the Indian invitation to offer. Under the terms of the Indian invitation to offer, the related letter of transmittal, escrow agreement and other documents, the shares to be sold by the selling shareholders will be held in escrow by Standard Chartered Bank, as escrow agent, until such time as they are required to be deposited with ICICI Bank Limited, as custodian on behalf of Deutsche Bank Trust Company Americas, or the Depositary, against the issuance of ADSs representing such shares and to be delivered to the underwriters under the terms of the underwriting agreement entered into by us, the underwriters and the selling shareholders. The successful completion of these transactions by us, the selling shareholders and the escrow agent is a condition precedent to the underwriters’ obligation to purchase any ADSs in this offering. The actual number of ADSs offered will depend on the number of equity shares submitted pursuant to the Indian invitation to offer and will be set forth in a report to be filed with the Securities and Exchange Commission prior to the completion of the offering and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Summary Consolidated Financial Data
($ in millions, except per equity share data)

You should read the summary consolidated financial data below in conjunction with the consolidated financial statements, the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary consolidated statements of income data for each of the five years ended March 31, 2006 and for the six months ended September 30, 2005, and the summary consolidated balance sheet data as of March 31, 2002, 2003, 2004, 2005 and 2006, have been prepared and presented in accordance with U.S. GAAP and have been derived from our audited consolidated financial statements and related notes (other than data related to cash dividends per equity share). The summary consolidated statements of income data for the six months ended September 30, 2006 and the summary consolidated balance sheet data as of September 30, 2006 have been prepared and presented in accordance with U.S. GAAP and have been derived from our unaudited financial statements (other than data related to cash dividends per equity share). In the opinion of management, the unaudited summary consolidated financial data presented below reflect all adjustments, which include only normal and recurring adjustments, necessary to present fairly our results of operations for and as of the periods presented. Historical results are not necessarily indicative of future results. The information presented below reflects our 4-for-1 stock split effected in the form of a stock dividend in July 2004, and our 2-for-1 stock split effected in the form of a stock dividend in July 2006.

	Fiscal Year Ended March 31,					Six Months Ended September 30,
	2002	2003	2004	2005	2006	2005	2006
		(1)	(1)(2)	(1)(2)(3)	(1)(2)(3)	(1)(2)(3)	(1)(2)(3)

Statements of Income Data
Revenues	$545	$754	$1,063	$1,592	$2,152	$1,000	$1,406
Cost of revenues including stock compensation expense	294	417	603	904	1,244	571	812
Gross profit	251	337	460	688	908	429	594
Operating Expenses:
Selling and marketing expenses	27	56	77	103	136	67	93
General and administrative expenses	44	58	82	127	173	83	119
Stock compensation expense	2	2	1	—	—	—	—
Amortization of intangible assets	—	2	7	2	—	—	1
Total operating expenses	73	118	167	232	309	150	213
Operating income	178	219	293	456	599	279	381
Gain on sale of long term investment	—	—	—	11	—	—	1
Other income, net	14	18	28	24	31	16	42
Income before income taxes and minority interest	192	237	321	491	630	295	424
Provision for income taxes	28	42	51	72	70	34	49
Income before minority interest	164	195	270	419	560	261	375
Minority interest	—	—	—	—	5	1	2
Net income	$164	$195	$270	$419	$555	$260	$373

	Fiscal Year Ended March 31,						Six Months Ended September 30,
	2002	2003	2004	2005		2006	2005	2006
		(1)	(1)(2)	(1)(2)(3)		(1)(2)(3)	(1)(2)(3)	(1)(2)(3)

Earnings per Equity Share:
Basic	$0.32	$0.37	$0.51	$0.78		$1.02	$0.48	$0.68
Diluted	$0.31	$0.37	$0.50	$0.76		$1.00	$0.47	$0.66
Weighted Average Equity Shares used in computing earnings per Equity Share:
Basic	524,453,184	524,568,016	525,560,616	533,802,066		543,160,222	540,269,462	550,964,911
Diluted	528,678,992	531,832,072	534,332,472	547,180,826		555,976,786	555,390,222	563,832,673
Cash dividend per Equity Share	$0.05	$0.07	$0.08	$0.38	(4)	$0.15	$0.07	$0.42	(5)

						As of
	As of March 31,					September 30,
	2002	2003	2004	2005	2006	2006

Balance Sheet Data
Cash and cash equivalents	$210	$354	$445	$410	$889	$328
Investments in liquid mutual fund units	—	—	218	278	170	615
Total assets	471	704	1,132	1,454	2,066	2,220
Preferred stock of subsidiary	—	10	22	21	—	—
Total stockholders’ equity	$442	$626	$953	$1,253	$1,837	$1,955

(1)	Includes the results of operations of Infosys BPO Limited (Infosys BPO), a consolidated subsidiary.

(2)	Includes the results of Infosys Technologies (Australia) Pty. Limited (Infosys Australia) and Infosys Technologies (China) Co. Limited (Infosys China), both consolidated subsidiaries.

(3)	Includes the results of Infosys Consulting, Inc. (Infosys Consulting), a consolidated subsidiary.

(4)	Cash dividend per equity share includes a special one-time dividend of $0.28 per equity share paid in June 2004.

(5)	Cash dividend per equity share includes a silver jubilee special dividend of $0.33 per equity share paid in June 2006.

RISK FACTORS

This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus supplement and the accompanying prospectus. The following risk factors should be considered carefully in evaluating us and our business before purchasing the offered ADSs.

Risks Related to Our Company and Our Industry

Our revenues and expenses are difficult to predict and can vary significantly from quarter to quarter, which could cause our share price to decline.

Our revenues and profitability have grown rapidly in recent years and are likely to vary significantly in the future from period to period. Therefore, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as an indication of our future performance. It is possible that in the future some of our results of operations may be below the expectations of market analysts and our investors, which could cause the share price of our equity shares and our ADSs to decline significantly.

Factors which affect the fluctuation of our operating results include:

•	the size, timing and profitability of significant projects, including large outsourcing deals;

•	changes in our pricing policies or the pricing policies of our competitors;

•	the proportion of services that we perform at our development centers or at our client sites;

•	the effect of wage pressures, seasonal hiring patterns, attrition, and the time required to train and productively utilize new employees, particularly information technology, or IT, professionals;

•	the size and timing of facilities expansion and resulting amortization costs;

•	expenditures in connection with the submission of proposals for larger, more complex client engagements;

•	unanticipated cancellations, contract terminations, deferrals of projects or delays in purchases, including those resulting from our clients’ efforts to comply with regulatory requirements, such as the Sarbanes-Oxley Act of 2002, or those occurring as a result of our clients reorganizing their operations;

•	utilization of billable employees; and

•	unanticipated variations in the duration, size and scope of our projects, as well as changes in the corporate decision-making process of our client base.

A significant part of our total operating expenses, particularly expenses related to personnel and facilities, are fixed in advance of any particular period. As a result, unanticipated variations in the number and timing of our projects or employee utilization rates, or the accuracy of our estimates of the resources required to complete ongoing projects, may cause significant variations in our operating results in any particular period.

There are also a number of factors, other than our performance, that are not within our control that could cause fluctuations in our operating results from period to period. These include:

•	the duration of tax holidays or tax exemptions and the availability of other incentives from the Government of India;

•	currency fluctuations, particularly when the rupee appreciates in value against the U.S. dollar, the United Kingdom Pound Sterling or the Euro, since the majority of our revenues are in these currencies and a significant part of our costs are in rupees; and

•	other general economic and political factors.

In addition, the availability of visas for working in the United States may vary substantially from quarter to quarter. Visas for working in the United States may be available during one quarter, but not another, or there may be differences in the number of visas available from one quarter to another. As such, the variable availability of visas may require us to incur significantly higher visa-related expenses in certain quarters when compared to others. For example, we incurred $11.0 million in costs for visas in the three months ended June 30, 2006, compared to $3.0 million for the three months ended March 31, 2006. Such fluctuations may affect our operating margins and profitability in certain quarters during a fiscal year.

We may not be able to sustain our previous profit margins or levels of profitability.

Our profitability could be affected by pricing pressures on our services, volatility of the rupee against the dollar and other currencies and increased wage pressures in India. Since fiscal 2003, we have incurred substantially higher selling and marketing expenses as we have invested to increase brand awareness among target clients and promote client loyalty and repeat business among existing clients. We expect increased selling and marketing expenses in the future, which could result in declining profitability. In addition, while our Global Delivery Model allows us to manage costs efficiently, as the proportion of our services delivered at client sites increases, we may not be able to keep our operating costs as low in the future, which would also have an adverse impact on our profit margins.

The economic environment, pricing pressure and rising wages in India could negatively impact our revenues and operating results.

Spending on technology products and services in most parts of the world has been rising for the past few years after a two-year downward trend due to a challenging global economic environment. Our ability to maintain or increase pricing is restricted as clients often expect that as we do more business with them, they will receive volume discounts or special pricing incentives. Existing and new customers are also increasingly using third-party consultants with broad market knowledge to assist them in negotiating contractual terms. Large multinational companies are establishing larger offshore operations in India, resulting in wage pressures for Indian companies. This wage pressure is exacerbated by competition among Indian companies for qualified employees. Pricing pressures from our clients and wage pressures in India have negatively impacted our operating results.

If economic growth slows, our utilization and billing rates for our technology professionals could be adversely affected, which may result in lower gross and operating profits.

Any inability to manage our growth could disrupt our business and reduce our profitability.

We have grown significantly in recent periods. Between March 31, 2002 and March 31, 2006 our total employees grew from approximately 10,700 to approximately 52,700, and we had approximately 66,100 employees on September 30, 2006. In addition, in the last five years we have undertaken and continue to undertake major expansions of our existing facilities, as well as the construction of new facilities.

We expect our growth to place significant demands on our management and other resources. Our growth will require us to continuously develop and improve our operational, financial and other internal controls, both in India and elsewhere. In addition, continued growth increases the challenges involved in:

•	recruiting, training and retaining sufficient quantities of skilled technical, marketing and management personnel;

•	adhering to and further improving our high quality and process execution standards;

•	preserving our culture, values and entrepreneurial environment;

•	successfully expanding the range of services offered to our clients;

•	developing and improving our internal administrative infrastructure, particularly our financial, operational, communications and other internal systems; and

•	maintaining high levels of client satisfaction.

Our growth strategy also relies on the expansion of our operations to other parts of the world, including Europe, Australia and other parts of Asia. In October 2003, we established Infosys China and in January 2004 we acquired Infosys Australia to expand our operations in those countries. In April 2004, we formed Infosys Consulting to focus on consulting services in the United States and announced our intention to hire aggressively in the United States. In addition, we have recently embarked on an expansion of our business in China, and expect to expend significant resources in this expansion. The costs involved in entering and establishing ourselves in new markets, and expanding such operations, may be higher than expected and we may face significant competition in these regions. Our inability to manage our expansion and related growth in these regions may have an adverse effect on our business, results of operations and financial condition.

We may face difficulties in providing end-to-end business solutions for our clients, which could lead to clients discontinuing their work with us, which in turn could harm our business.

Over the past several years, we have been expanding the nature and scope of our engagements by extending the breadth of services we offer. The success of some of our newer service offerings, such as operations and business process consulting, IT consulting, business process management, systems integration and infrastructure management, depends, in part, upon continued demand for such services by our existing and new clients and our ability to meet this demand in a cost-competitive and effective manner. Furthermore, our IT consulting business is not yet profitable, and its success in the future will depend on a number of factors. We cannot assure you that this business will become profitable in the future. In addition, our ability to effectively offer a wider breadth of end-to-end business solutions depends on our ability to attract existing or new clients to these service offerings. To obtain engagements for our end-to-end solutions, we also are more likely to compete with large, well-established international consulting firms as well as other India-based technology services companies, resulting in increased competition and marketing costs. Accordingly, our new service offerings may not effectively meet client needs and we may be unable to attract existing and new clients to these service offerings.

The increased breadth of our service offerings may result in larger and more complex client projects. This will require us to establish closer relationships with our clients and potentially with other technology service providers and vendors, and require a more thorough understanding of our clients operations. Our ability to establish these relationships will depend on a number of factors including the proficiency of our technology professionals and our management personnel.

Larger projects often involve multiple components, engagements or stages, and a client may choose not to retain us for additional stages or may cancel or delay additional planned engagements. These terminations, cancellations or delays may result from the business or financial condition of our clients or the economy generally, as opposed to factors related to the quality of our services. Cancellations or delays make it difficult to plan for project resource requirements, and resource planning inaccuracies may have a negative impact on our profitability.

Intense competition in the market for technology services could affect our cost advantages, which could reduce our share of business from clients and decrease our revenues.

The technology services market is highly competitive. Our competitors include large consulting firms, captive divisions of large multinational technology firms, infrastructure management services firms, Indian technology services firms, software companies and in-house IT departments of large corporations.

The technology services industry is experiencing rapid changes that are affecting the competitive landscape, including recent divestitures and acquisitions that have resulted in consolidation within the industry. These changes may result in larger competitors with significant resources. In addition, some of our competitors have added or announced plans to add cost-competitive offshore capabilities to their service offerings. These competitors may be able to offer their services using the offshore and onsite model more efficiently than we can. Many of these competitors are also substantially larger than us and have significant experience with international operations. We may face competition from these competitors in countries where we currently operate, as well as in countries in which we expect to expand our operations. We also expect additional competition from technology services firms with current operations in other countries, such as China and the Philippines. Many of our competitors have significantly greater financial, technical and marketing resources, generate greater revenues, have more extensive existing client relationships and technology partners and have greater brand recognition than we do. We may be unable to compete successfully against these competitors, or may lose clients to these competitors. Additionally, we believe that our ability to compete also depends in part on factors outside our control, such as the price at which our competitors offer comparable services, and the extent of our competitors’ responsiveness to their clients’ needs.

Our revenues are highly dependent upon a small number of clients, and the loss of any one of our major clients could significantly impact our business.

We have historically earned, and believe that in the future we will continue to earn, a significant portion of our revenues from a limited number of corporate clients. In the six months ended September 30, 2006, fiscal 2006 and 2005, our largest client accounted for 6.2%, 4.4% and 5.5% of our total revenues, and our five largest clients together accounted for 20.3%, 17.8% and 21.0% of our total revenues. The volume of work we perform for specific clients is likely to vary from year to year, particularly since we historically have not been the exclusive external technology services provider for our clients. Thus, a major client in one year may not provide the same level of revenues in a subsequent year. However, in any given year, a limited number of clients tend to contribute a significant portion of our revenues.

There are a number of factors, other than our performance, that could cause the loss of a client and that may not be predictable. In certain cases, we have significantly reduced the services provided to a client when the client either changed its outsourcing strategy by moving more work in-house or replaced its existing software with packaged software supported by the licensor. Reduced technology spending in response to a challenging economic or competitive environment may also result in our loss of a client. If we lose one of our major clients or one of our major clients significantly reduces its volume of business with us, our revenues and profitability could be reduced.

Our revenues are highly dependent on clients primarily located in the United States and Europe, as well as on clients concentrated in certain industries, and economic slowdowns or factors that affect the economic health of the United States, Europe or these industries may affect our business.

In the six months ended September 30, 2006, fiscal 2006 and 2005, approximately 62.8%, 63.9% and 64.2% of our revenues were derived from the United States. In the same periods, approximately 26.0%, 24.5% and 22.3% of our revenues were derived from Europe. If the United States or European economy weakens, our clients may reduce or postpone their technology spending significantly, which may in turn lower the demand for our services and negatively affect our revenues and profitability. In addition, for the six months ended September 30, 2006, fiscal 2006 and 2005, we earned 37.0%, 36.0% and 34.5% of our revenues from the financial services industry, and 14.2%, 13.9% and 14.5% from the manufacturing industry. Any significant decrease in the growth of the financial services industry, or significant consolidation in that industry or decrease in growth or consolidation in other industry segments on which we focus, may reduce the demand for our services and negatively affect our revenues and profitability.

Legislation in certain of the countries in which we operate, including the United States and the United Kingdom, may restrict companies in those countries from outsourcing work overseas.

Recently, some countries and organizations have expressed concerns about a perceived association between offshore outsourcing and the loss of jobs. In the United States, in particular, there has been increasing political and media attention following the growth of offshore outsourcing. Any changes to existing laws or the enactment of new legislation restricting offshore outsourcing may adversely impact our ability to do business in the United States, which is the largest market for our services. In the last three years, some U.S. states have proposed legislation restricting government agencies from outsourcing their back office processes and IT solutions work to companies outside the United States or have enacted laws that limit or discourage such outsourcing. Such laws restrict our ability to do business with U.S. government-related entities. It is also possible that U.S. private sector companies working with these governmental entities may be restricted from outsourcing projects related to government contracts or may face disincentives if they outsource certain operations.

In the United Kingdom, the Transfer of Undertakings (Protection of Employees) Regulations, or TUPE, including the recent revisions to those regulations, will allow employees who are dismissed as a result of “service provision changes,” which may include outsourcing to non-UK companies, to seek compensation either from the company from which they were dismissed or from the company to which the work was transferred. This could deter

UK companies from outsourcing work to us and could also result in our being held liable for redundancy payments to such workers.

Any of these events could adversely affect our revenues and operating profitability.

Our success depends largely upon our highly skilled technology professionals and our ability to hire, attract and retain these personnel.

Our ability to execute projects, to maintain our client relationships and to obtain new clients depends largely on our ability to attract, train, motivate and retain highly skilled technology professionals, particularly project managers and other mid-level professionals. If we cannot hire and retain additional qualified personnel, our ability to bid for and obtain new projects, and to continue to expand our business will be impaired and our revenues could decline. We believe that there is significant worldwide competition for technology professionals with the skills necessary to perform the services we offer. For example, in India since 2004, hiring by technology companies increased significantly. Excluding Infosys BPO and our other subsidiaries, we added approximately 8,800, 12,500 and 10,500 new employees, net of attrition, in fiscal 2005, fiscal 2006 and the six months ended September 30, 2006.

Increased hiring by technology companies, particularly in India, and increasing worldwide competition for skilled technology professionals may lead to a shortage in the availability of qualified personnel in the markets in which we operate and hire. The NASSCOM-McKinsey Report 2005 estimates that by 2010, employers will require approximately 2.3 million employees in India that provide IT and IT-enabled services, but that the number of qualified professionals that are trained to provide such services will be nearly 500,000 less than the projected requirements. Of this shortfall, approximately 70% will be in the IT-enabled services industry and the balance will be in the IT services industry. A shortage in the availability of qualified IT professionals in the markets in which we operate may affect our ability to hire an adequate number of skilled and experienced technology professionals. Our inability to hire such professionals may have an adverse effect on our business, results of operations and financial condition.

Increased demand for technology professionals has also led to an increase in attrition rates. We estimate the attrition rate in the Indian technology services industry, which excludes the business process management industry, to be approximately 20% annually, with our comparable attrition rate in the twelve month period ended September 30, 2006, fiscal 2006 and fiscal 2005 being 12.9%, 11.2% and 9.7%, without accounting for attrition in Infosys BPO or our other subsidiaries. Furthermore, attrition in the business process management industry is generally significantly higher than in the technology services industry. We may not be able to hire and retain enough skilled and experienced technology professionals to replace those who leave. Additionally, we may not be able to redeploy and retrain our technology professionals to keep pace with continuing changes in technology, evolving standards and changing client preferences. Also, the suspension of stock option grants under our employee stock option plans could have an adverse impact on employee retention. Our inability to attract and retain technology professionals may have a material adverse effect on our business, results of operations and financial condition.

It is possible that the Central Government or other State Governments in India may introduce legislation requiring employers to give preferential hiring treatment to under-represented groups. The quality of our work force is critical to our business. If any such Central or State legislation becomes effective, our ability to hire the most highly qualified technology professionals may be hindered.

Our success depends in large part upon our management team and key personnel and our ability to attract and retain them.

We are highly dependent on the senior members of our management team, including the continued efforts of our Chairman, our Chief Executive Officer, our Chief Operating Officer, our Chief Financial Officer, other executive members of the board and the management council, which consists of executive and other officers. Our future performance will be affected by any disruptions in the continued service of our executives and other officers. We do not maintain key man life insurance for any of the senior members of our management team or other key personnel. Competition for senior management in our industry is intense, and we may not be able to retain such senior management personnel or attract and retain new senior management personnel in the future. The loss of any member of our senior management or other key personnel may have a material adverse effect on our business, results of operations and financial condition.

Our failure to complete fixed-price, fixed-timeframe contracts within budget and on time may negatively affect our profitability.

As an element of our business strategy, we offer a portion of our services on a fixed-price, fixed-timeframe basis, rather than on a time-and-materials basis. In the six months ended September 30, 2006, fiscal 2006 and fiscal 2005, revenues from fixed-price, fixed-timeframe projects accounted for 26.5%, 28.1% and 30.0% of our total services revenues. Although we use our software engineering methodologies and processes and past project experience to reduce the risks associated with estimating, planning and performing fixed-price, fixed-timeframe projects, we bear the risk of cost overruns, completion delays and wage inflation in connection with these projects. If we fail to estimate accurately the resources and time required for a project, future wage inflation rates, or currency exchange rates, or if we fail to complete our contractual obligations within the contracted timeframe, our profitability may suffer.

Our client contracts can typically be terminated without cause and with little or no notice or penalty, which could negatively impact our revenues and profitability.

Our clients typically retain us on a non-exclusive, project-by-project basis. Most of our client contracts, including those that are on a fixed-price, fixed-timeframe basis, can be terminated with or without cause, with between zero and 90 days’ notice and without any termination-related penalties. Additionally, our contracts with clients are typically limited to discrete projects without any commitment to a specific volume of business or future work. Our business is dependent on the decisions and actions of our clients, and there are a number of factors relating to our clients that are outside of our control which might lead to termination of a project or the loss of a client, including:

•	financial difficulties for a client;

•	a change in strategic priorities, resulting in a reduced level of technology spending;

•	a demand for price reductions;

•	a change in outsourcing strategy by moving more work to the client’s in-house technology departments or to our competitors; and

•	the replacement by our clients of existing software with packaged software supported by licensors.

Our inability to control the termination of client contracts could have a negative impact on our financial condition and results of operations.

Our engagements with customers are singular in nature and do not necessarily provide for subsequent engagements.

Clients for our services generally retain us on a short-term, engagement-by-engagement basis in connection with specific projects, rather than on a recurring basis under long-term contracts. Although a substantial majority of our revenues are generated from repeat business, which we define as revenue from a client who also contributed to our revenue during the prior fiscal year, our engagements with our clients are typically for projects that are singular in nature. Therefore, we must seek out new engagements when our current engagements are successfully completed or are terminated, and we are constantly seeking to expand our business with existing clients and secure new clients for our services. In addition, in order to continue expanding our business, we may need to significantly expand our sales and marketing group, which would increase our expenses and may not necessarily result in a substantial increase in business. If we are unable to generate a substantial number of new engagements for projects on a continual basis, our business and results of operations would likely be adversely affected.

Our client contracts are often conditioned upon our performance, which, if unsatisfactory, could result in less revenue than previously anticipated.

A number of our contracts have incentive-based or other pricing terms that condition some or all of our fees on our ability to meet defined performance goals or service levels. Our failure to meet these goals or a client’s expectations in such performance-based contracts may result in a less profitable or an unprofitable engagement.

Some of our long-term client contracts contain benchmarking provisions which, if triggered, could result in lower future revenues and profitability under the contract.

As the size and duration of our client engagements increase, clients may increasingly require benchmarking provisions. Benchmarking provisions allow a customer in certain circumstances to request a benchmark study prepared by an agreed upon third-party comparing our pricing, performance and efficiency gains for delivered contract services to that of an agreed upon list of other service providers for comparable services. Based on the results of the benchmark study and depending on the reasons for any unfavorable variance, we may be required to reduce the pricing for future services to be performed under the balance of the contract, which could have an adverse impact on our revenues and profitability.

Our business will suffer if we fail to anticipate and develop new services and enhance existing services in order to keep pace with rapid changes in technology and the industries on which we focus.

The technology services market is characterized by rapid technological change, evolving industry standards, changing client preferences and new product and service introductions. Our future success will depend on our ability to anticipate these advances and develop new product and service offerings to meet client needs. We may fail to anticipate or respond to these advances in a timely basis, or, if we do respond, the services or technologies we develop may not be successful in the marketplace. Further, products, services or technologies that are developed by our competitors may render our services non-competitive or obsolete.

Compliance with new and changing corporate governance and public disclosure requirements adds uncertainty to our compliance policies and increases our costs of compliance.

Changing laws, regulations and standards relating to accounting, corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations, NASDAQ Global Select Market rules, Securities and Exchange Board of India rules, and Indian stock market listing regulations are creating uncertainty for companies like ours. These new or changed laws, regulations and standards may lack specificity and are subject to varying interpretations. Their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs of compliance as a result of ongoing revisions to such governance standards.

In particular, continuing compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our external auditors’ audit of that assessment requires the commitment of significant financial and managerial resources. Our independent auditors may be unable to issue unqualified attestation reports on management’s assessment on the operating effectiveness of our internal controls over financial reporting.

In connection with our Annual Report on Form 20-F for fiscal 2006, our management assessed our internal controls over financial reporting, and determined that our internal controls were effective as of March 31, 2006, and our auditors have issued an unqualified attestation with respect to our management’s assessment. However, we will undertake, and in future years will be required to undertake, management assessments of our internal controls over financial reporting in connection with each annual report, and any deficiencies uncovered by these assessments or any inability of our auditors to issue an unqualified attestation could harm our reputation and the price of our equity shares and ADSs. We are committed to maintaining high standards of corporate governance and public disclosure, and our efforts to comply with evolving laws, regulations and standards in this regard have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In addition, the new laws, regulations and standards regarding corporate governance may make it more difficult for us to obtain director and officer liability insurance. Further, our board members, Chief Executive Officer, and Chief Financial Officer could face an increased risk of personal liability in connection with their performance of duties and our SEC reporting obligations. As a result, we may face difficulties attracting and retaining qualified board members and executive officers, which could harm our business. If we fail to comply with new or changed laws or regulations, our business and reputation may be harmed.

Disruptions in telecommunications, system failures, or virus attacks could harm our ability to execute our Global Delivery Model, which could result in client dissatisfaction and a reduction of our revenues.

A significant element of our distributed project management methodology, which we refer to as our Global Delivery Model, is to continue to leverage and expand our global development centers. We currently have 40 global development centers located in various countries around the world. Our global development centers are linked with a telecommunications network architecture that uses multiple service providers and various satellite and optical links with alternate routing. We may not be able to maintain active voice and data communications between our various global development centers and our clients’ sites at all times due to disruptions in these networks, system failures or virus attacks. Any significant failure in our ability to communicate could result in a disruption in business, which could hinder our performance or our ability to complete client projects on time. This, in turn, could lead to client dissatisfaction and a material adverse effect on our business, results of operations and financial condition.

We may be liable to our clients for damages caused by disclosure of confidential information, system failures, errors or unsatisfactory performance of services.

We are often required to collect and store sensitive or confidential client and customer data. Many of our client agreements do not limit our potential liability for breaches of confidentiality. If any person, including any of our employees, penetrates our network security or misappropriates sensitive data, we could be subject to significant liability from our clients or from our clients’ customers for breaching contractual confidentiality provisions or privacy laws. Unauthorized disclosure of sensitive or confidential client and customer data, whether through breach of our computer systems, systems failure or otherwise, could damage our reputation and cause us to lose clients.

Many of our contracts involve projects that are critical to the operations of our clients’ businesses, and provide benefits which may be difficult to quantify. Any failure in a client’s system or breaches of security could result in a claim for substantial damages against us, regardless of our responsibility for such failure. Furthermore, any errors by our employees in the performance of services for a client, or poor execution of such services, could result in a client terminating our engagement and seeking damages from us.

Although we attempt to limit our contractual liability for consequential damages in rendering our services, these limitations on liability may be unenforceable in some cases, or may be insufficient to protect us from liability for damages. We maintain general liability insurance coverage, including coverage for errors or omissions, however, this coverage may not continue to be available on reasonable terms and may be unavailable in sufficient amounts to cover one or more large claims. Also an insurer might disclaim coverage as to any future claim. A successful assertion of one or more large claims against us that exceeds our available insurance coverage or changes in our insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirement, could adversely affect our operating results.

We are investing substantial cash assets in new facilities and physical infrastructure, and our profitability could be reduced if our business does not grow proportionately.

As of September 30, 2006, we had contractual commitments of approximately $116 million for capital expenditures. We may encounter cost overruns or project delays in connection with new facilities. These expansions may increase our fixed costs. If we are unable to grow our business and revenues proportionately, our profitability will be reduced.

We may be unable to recoup our investment costs to develop our software products.

In the six months ended September 30, 2006, fiscal 2006 and fiscal 2005, we earned 3.7%, 3.8% and 3.0% of our total revenue from the sale of software products. The development of our software products requires significant investments. The markets for our primary suite of software products that we call Finacle® are competitive. Our current software products or any new software products that we develop may not be commercially successful and the costs of developing such new software products may not be recouped. Since software product revenues typically occur in periods subsequent to the periods in which the costs are incurred for the development of such software products, delayed revenues may cause periodic fluctuations in our operating results.

Our insiders who are significant shareholders may control the election of our board and may have interests which conflict with those of our other shareholders or holders of our ADSs.

Our executive officers and directors, together with members of their immediate families, beneficially owned, in the aggregate, 19.65% of our issued equity shares as of October 31, 2006. As a result, acting together, this group has the ability to exercise significant control over most matters requiring our shareholders’ approval, including the election and removal of directors and significant corporate transactions.

We may engage in acquisitions, strategic investments, strategic partnerships or alliances or other ventures that may or may not be successful.

We may acquire or make strategic investments in complementary businesses, technologies, services or products, or enter into strategic partnerships or alliances with third parties in order to enhance our business. For example, in 2004, we acquired Infosys Australia, and recently established Infosys China and Infosys Consulting in the United States. It is possible that we may not identify suitable acquisitions, candidates for strategic investment or strategic partnerships, or if we do identify suitable candidates, we may not complete those transactions on terms commercially acceptable to us, or at all. The inability to identify suitable acquisition targets or investments or the inability to complete such transactions may affect our competitiveness and our growth prospects.

If we acquire or establish a company, we could have difficulty in assimilating that company’s personnel, operations, technology and software. In addition, the key personnel of the acquired or the established company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.

We have made and may in the future make strategic investments in early-stage technology start-up companies in order to gain experience in or exploit niche technologies. However, our investments may not be successful. For example, in fiscal 2004, we made loss provisions of $2 million related to these investments. The lack of profitability of any of our investments could have a material adverse effect on our operating results.

Our earnings have been and will continue to be adversely affected by the change to our accounting policies with respect to the expensing of stock options.

We have recently started to deduct the expense of employee stock option grants from our income based on the fair value method. In December 2004, the Financial Accounting Standards Board issued FASB Statement No. 123 (revised 2004), Share-Based Payment requiring companies to change their accounting policies to record the fair value of stock options issued to employees as an expense. Our unamortized stock compensation expense as of September 30, 2006 as determined under the fair value method is approximately $5 million. Pursuant to the Securities and Exchange Commission Release No. 33-8568, we adopted SFAS 123R from April 1, 2006. The change in the standard has adversely affected our operating results and will continue to do so in the event we make any future grants. As an example, had compensation cost for our stock-based compensation plan been determined in a manner consistent with the existing fair value approach described in SFAS No. 123, our net income as reported would have been reduced to the pro forma amounts of approximately $545 million from $555 million in fiscal 2006, $393 million from $419 million in fiscal 2005 and $223 million from $270 million in fiscal 2004.

Risks Related to Investments in Indian Companies and International Operations Generally

Our net income would decrease if the Government of India reduces or withdraws tax benefits and other incentives it provides to us or when our tax holidays expire or terminate.

Currently, the Government of India provides tax benefits to companies that export software from specially designated software technology parks in India. These tax benefits include a 10-year tax holiday from Indian corporate income taxes. We benefit from the 10-year tax holiday on Indian corporate income taxes for the operation of most of our Indian facilities, and as a result, our operations have been subject to relatively low tax liabilities. These tax incentives resulted in a decrease in our income tax expense of $106 million, $160 million and $126 million for the six month ended September 30, 2006, fiscal 2006 and fiscal 2005 compared to the effective tax rates that we estimate would have applied if these incentives had not been available.

The Finance Act, 2000 phases out the 10-year tax holiday available to companies that export software from specially designated software technology parks in India, such that it is available only until the earlier of fiscal year 2009 or 10 years after the commencement of a company’s undertaking. In the Finance Act, 2005, the Government of India introduced a separate tax holiday scheme for units set up under designated special economic zones engaged in manufacture of articles or in provision of services. Under this scheme, units in designated special economic zones which begin providing services on or after April 1, 2005 will be eligible for a deduction of 100 percent of profits or gains derived from the export of services for the first five years from commencement of provision of services and 50 percent of such profits or gains for a further five years. Certain tax benefits are also available for a further five years subject to the unit meeting defined conditions. The expiration or termination of any of our tax benefits or holidays would likely increase our effective tax rates, and have a material and adverse effect on our net income.

In the event that the Government of India or the government of another country changes its tax policies in a manner that is adverse to us, our tax expense may materially increase, reducing our profitability.

In the recent years, the Government of India has introduced a tax on various services including on the maintenance and repair of software. Under this tax, service providers are required to pay a tax of 12% (excluding applicable surcharge and education cess) on the value of services provided to customers. The Government of India may expand the services covered under the ambit of this tax to include various services provided by us. This tax, if expanded, could increase our expenses, and could adversely affect our operating margins. Although currently there are no pending or threatened claims against us for service taxes, such claims may be asserted against us in the future. Defending these claims would be expensive and divert our attention and resources from operating our company.

We operate in jurisdictions that impose transfer pricing and other tax-related regulations on us, and any failure to comply could materially and adversely affect our profitability.

We are required to comply with various transfer pricing regulations in India and other countries. Failure to comply with such regulations may impact our effective tax rates and consequently affect our net margins. Additionally, we operate in several countries and our failure to comply with the local tax regime may result in additional taxes, penalties and enforcement actions from such authorities. In the event that we do not properly comply with transfer pricing and tax-related regulations, our profitability may be adversely affected.

Wage pressures in India may prevent us from sustaining our competitive advantage and may reduce our profit margins.

Wage costs in India have historically been significantly lower than wage costs in the United States and Europe for comparably skilled professionals, which has been one of our competitive strengths. However, wage increases in India may prevent us from sustaining this competitive advantage and may negatively affect our profit margins. Wages in India are increasing at a faster rate than in the United States, which could result in increased costs for technology professionals, particularly project managers and other mid-level professionals. We may need to increase the levels of our employee compensation more rapidly than in the past to remain competitive with other employers, or seek to recruit in other low labor cost jurisdictions to keep our wage costs low. For example, we recently established a long term retention bonus policy for our senior executives and employees. Under this policy, certain senior executives and employees will be entitled to a yearly cash bonus upon their continued employment with us based upon seniority, their role in the Company and their performance. Compensation increases may result in a material adverse effect on our business, results of operations and financial condition.

Terrorist attacks or a war could adversely affect our business, results of operations and financial condition.

Terrorist attacks, such as the attacks of September 11, 2001 in the United States, the attacks of July 7, 2005 in London, the attacks of July 11, 2006 in Mumbai, and other acts of violence or war, such as the continuing conflict in Iraq, have the potential to have a direct impact on our clients. To the extent that such attacks affect or involve the United States or Europe, our business may be significantly impacted, as the majority of our revenues are derived from clients located in the United States and Europe. In addition, such attacks may make travel more difficult, may make it more difficult to obtain work visas for many of our technology professionals who are required to work in the United States or Europe, and may effectively curtail our ability to deliver our services to our clients. Such obstacles to business may increase our expenses and negatively affect the results of our operations. Furthermore, any attacks in India could cause a disruption in the delivery of our services to our clients, and could have a negative impact on our business, personnel, assets and results of operations, and could cause our clients or potential clients to choose other vendors for the services we provide. Terrorist threats, attacks or war could make travel more difficult, may disrupt our ability to provide services to our clients and could delay, postpone or cancel our clients’ decisions to use our services.

The markets in which we operate are subject to the risk of earthquakes, floods and other natural disasters.

Some of the regions that we operate in are prone to earthquakes, flooding and other natural disasters. In the event that any of our business centers are affected by any such disasters, we may sustain damage to our operations and properties, suffer significant financial losses and be unable to complete our client engagements in a timely manner, if at all. Further, in the event of a natural disaster, we may also incur costs in redeploying personnel and property. In addition if there is a major earthquake, flood or other natural disaster in any of the locations in which our significant customers are located, we face the risk that our customers may incur losses, or sustained business interruption and/or loss which may materially impair their ability to continue their purchase of products or services from us. A major earthquake, flood or other natural disaster in the markets in which we operate could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Regional conflicts in South Asia could adversely affect the Indian economy, disrupt our operations and cause our business to suffer.

South Asia has from time to time experienced instances of civil unrest and hostilities among neighboring countries, including between India and Pakistan. In recent years there have been military confrontations between India and Pakistan that have occurred in the region of Kashmir and along the India-Pakistan border. Military activity or terrorist attacks in the future could influence the Indian economy by disrupting communications and making travel more difficult and such political tensions could create a greater perception that investments in Indian companies involve higher degrees of risk. This, in turn, could have a material adverse effect on the market for securities of Indian companies, including our equity shares and our ADSs, and on the market for our services.

Restrictions on immigration may affect our ability to compete for and provide services to clients in the United States, which could hamper our growth and cause our revenues to decline.

The vast majority of our employees are Indian nationals. Most of our projects require a portion of the work to be completed at the client’s location. The ability of our technology professionals to work in the United States, Europe and in other countries depends on the ability to obtain the necessary visas and work permits.

As of September 30, 2006, the majority of our technology professionals in the United States held either H-1B visas (approximately 6,800 persons, not including Infosys BPO employees or employees of our wholly owned subsidiaries), allowing the employee to remain in the United States for up to six years during the term of the work permit and work as long as he or she remains an employee of the sponsoring firm, or L-1 visas (approximately 760 persons, not including Infosys BPO employees or employees of our wholly owned subsidiaries), allowing the employee to stay in the United States only temporarily. Although there is no limit to new L-1 visas, there is a limit to the aggregate number of new H-1B visas that the U.S. Citizenship and Immigration Services, or CIS, may approve in any government fiscal year. In 2000, the United States temporarily increased the annual limit for H-1B visas to 195,000 beginning in 2001, however, this increase expired in 2003 and the limit was returned to 65,000 annually. In November 2004, the United States Congress passed a measure that increased the number of available H-1B visas to 85,000 per year. The 20,000 additional visas are only available to skilled workers who possess a Master’s or higher degree from institutions of higher education in the United States. Further, in response to the terrorist attacks in the United States, the CIS has increased its level of scrutiny in granting new visas. This may, in the future, also lead to limits on the number of L-1 visas granted. In addition, the granting of L-1 visas precludes companies from obtaining such visas for employees with specialized knowledge: (1) if such employees will be stationed primarily at the worksite of another company in the U.S. and the employee will not be controlled and supervised by his employer, or (2) if the placement is essentially an arrangement to provide labor for hire rather than in connection with the employee’s specialized knowledge. Immigration laws in the United States may also require us to meet certain levels of compensation, and to comply with other legal requirements, including labor certifications, as a condition to obtaining or maintaining work visas for our technology professionals working in the United States.

Immigration laws in the United States and in other countries are subject to legislative change, as well as to variations in standards of application and enforcement due to political forces and economic conditions. It is difficult to predict the political and economic events that could affect immigration laws, or the restrictive impact they could have on obtaining or monitoring work visas for our technology professionals. Our reliance on work visas for a significant number of technology professionals makes us particularly vulnerable to such changes and variations as it affects our ability to staff projects with technology professionals who are not citizens of the country where the work is to be performed. As a result, we may not be able to obtain a sufficient number of visas for our technology professionals or may encounter delays or additional costs in obtaining or maintaining the conditions of such visas. Additionally, we may have to apply in advance for visas and this could result in additional expenses during certain quarters of the fiscal year.

Changes in the policies of the Government of India or political instability could delay the further liberalization of the Indian economy and adversely affect economic conditions in India generally, which could impact our business and prospects.

Since 1991, successive Indian governments have pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant. The current Government of India, formed in May 2004, has announced policies and taken initiatives that support the continued economic liberalization policies pursued by previous governments. However, these liberalization policies may not continue in the future. The rate of economic liberalization could change, and specific laws and policies affecting technology companies, foreign investment, currency exchange and other matters affecting investment in our securities could change as well. A significant change in India’s economic liberalization and deregulation policies could adversely affect business and economic conditions in India generally, and our business in particular.

Political instability could also delay the reform of the Indian economy and could have a material adverse effect on the market for securities of Indian companies, including our equity shares and our ADSs, and on the market for our services.

Currency fluctuations may affect the results or our operations or the value of our ADSs.

Our functional currency is the Indian rupee although we transact a major portion of our business in several currencies and accordingly face foreign currency exposure through our sales in the United States and elsewhere and purchases from overseas suppliers in various foreign currencies. Historically, we have held a substantial majority of our cash funds in rupees. Accordingly, changes in exchange rates may have a material adverse effect on our revenues, other income, cost of services sold, gross margin and net income, and may have a negative impact on our business, operating results and financial condition. The exchange rate between the rupee and foreign currencies, including the dollar, the United Kingdom Pound Sterling and the Euro, has changed substantially in recent years and may fluctuate substantially in the future. We expect that a majority of our revenues will continue to be generated in foreign currencies, including the dollar, the United Kingdom Pound Sterling and the Euro, for the foreseeable future and that a significant portion of our expenses, including personnel costs, as well as capital and operating expenditures, will continue to be denominated in Indian rupees. Consequently, the results of our operations are adversely affected as the rupee appreciates against the dollar and other foreign currencies.

Over the past six months the dollar has appreciated substantially against the rupee. The exchange rate for one dollar based on the noon buying rate in the City of New York for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York was Rs. 45.95 as of the last day of the three months and half year ended September 30, 2006 for which noon buying rates were available, as against Rs. 43.94 as of the last day of the three months and half year ended September 30, 2005 for which the noon buying rates were available. The appreciation of the dollar against the rupee has positively impacted our revenues and operating results over the past six months when compared to the corresponding six months in the previous fiscal year. In the event that the dollar does not continue to appreciate against the rupee, or in the event that the dollar depreciates against the rupee, the results of our operations may be adversely affected.

We use derivative financial instruments such as foreign exchange forward and option contracts to mitigate the risk of changes in foreign exchange rates on accounts receivable and forecasted cash flows denominated in certain foreign currencies. As of September 30, 2006, we held foreign exchange forward contracts of $98 million and United Kingdom Pound Sterling 1 million. The foreign exchange forward contracts mature between one to 12 months. As of September 30, 2006, we held range barrier options of $240 million, Euro 10 million and United Kingdom Pound Sterling 11 million. The increase in our use of derivative instruments is primarily attributable to our decision to actively hedge our foreign currency exposure given the recent volatility of the Indian rupee against foreign currencies, including the U.S. dollar, the United Kingdom Pound Sterling and the Euro. We may not purchase derivative instruments adequate to insulate ourselves from foreign currency exchange risks. Additionally, the policies of the Reserve Bank of India may change from time to time which may limit our ability to hedge our foreign currency exposures adequately.

In addition, a high-level committee appointed by the Reserve Bank of India recently recommended that India move to increased capital account convertibility over the next five years, and proposed a framework for such increased convertibility. Full or increased capital account convertibility, if introduced, could result in increased volatility in the fluctuations of exchange rates between the rupee and foreign currencies.

Fluctuations in the exchange rate between the rupee and the dollar will also affect the dollar conversion by Deutsche Bank Trust Company Americas, the Depositary, of any cash dividends paid in rupees on the equity shares represented by the ADSs. In addition, these fluctuations will affect the dollar equivalent of the rupee price of equity shares on the Indian stock exchanges and, as a result, the prices of our ADSs in the United States, as well as the dollar value of the proceeds a holder would receive upon the sale in India of any equity shares withdrawn from the Depositary under the Depositary Agreement. Holders may not be able to convert rupee proceeds into dollars or any other currency, and there is no guarantee of the rate at which any such conversion will occur, if at all.

Our international expansion plans subject us to risks inherent in doing business internationally.

Currently, we have global development centers in nine countries around the world, with our largest development centers located in India. We have recently established or intend to establish new development facilities, potentially in Southeast Asia, Africa, Latin America and Europe. In October 2003, we established Infosys China and in January 2004 we acquired Infosys Australia to expand our operations in those countries. In April 2004, we formed Infosys Consulting to focus on consulting services in the United States. We also have a very large workforce spread across our various offices worldwide. As of September 30, 2006, we employed approximately 66,100 employees worldwide, and approximately 12,500 of those employees were located outside of India. Because of our limited experience with facilities outside of India, we are subject to additional risks related to our international expansion strategy, including risks related to compliance with a wide variety of treaties, national and local laws, including multiple and possibly overlapping tax regimes, privacy laws and laws dealing with data protection, export control laws, restrictions on the import and export of certain technologies and national and local labor laws dealing with immigration, employee health and safety, and wages and benefits, applicable to our employees located in our various international offices and facilities. We may from time to time be subject to litigation or administrative actions resulting from claims against us by current or former employees, individually or as part of a class action, including for claims of wrongful termination, discrimination, misclassification, payment of redundancy payments under TUPE-type legislation, or other violations of labor laws, or other alleged conduct. If such litigation or actions are successful, it could result in our being held liable for unpaid compensation, redundancy payments, statutory penalties, and other damages, which could adversely affect our revenues and operating profitability.

In addition, we may face competition in other countries from companies that may have more experience with operations in such countries or with international operations generally. We may also face difficulties integrating new facilities in different countries into our existing operations, as well as integrating employees that we hire in different countries into our existing corporate culture. As an international company, our offshore and onsite operations may also be impacted by disease, health epidemics and local political instability. Our international expansion plans may not be successful and we may not be able to compete effectively in other countries. Any of these events could adversely affect our revenues and operating profitability.

It may be difficult for holders of our ADSs to enforce any judgment obtained in the United States against us or our affiliates.

We are incorporated under the laws of India and many of our directors and executive officers reside outside the United States. Additionally, we believe that most of the selling shareholders who are participating in this offering reside outside of the United States. Virtually all of our assets are located outside the United States. As a result, holders of our ADSs may be unable to effect service of process upon us outside the United States. In addition, holders of our ADSs may be unable to enforce judgments against us in courts outside of India if such judgments are obtained in courts of the United States, including judgments predicated solely upon the federal securities laws of the United States.

The United States and India do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be enforceable in India. However, the party in whose favor such final judgment is rendered may bring a new suit in a competent court in India based on a final judgment that has been obtained in the United States. The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. A party seeking to enforce a foreign judgment in India is required to obtain approval from the Reserve Bank of India under the Foreign Exchange Management Act, 1999, to repatriate any amount recovered pursuant to the execution of such a judgment.

The laws of India do not protect intellectual property rights to the same extent as those of the United States, and we may be unsuccessful in protecting our intellectual property rights. We may also be subject to third party claims of intellectual property infringement.

We rely on a combination of patent, copyright, trademark and design laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. However, the laws of India do not protect proprietary rights to the same extent as laws in the United States. Therefore, our efforts to protect our intellectual property may not be adequate. Our competitors may independently develop similar technology or duplicate our products or services. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information.

The misappropriation or duplication of our intellectual property could disrupt our ongoing business, distract our management and employees, reduce our revenues and increase our expenses. We may need to litigate to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time consuming and costly. For instance, on September 9, 2004 the Intellectual Property Appellate Board of India, or IPAB, upheld an application made by an infringer of the INFOSYS trademark, Jupiter International Limited (formerly called Jupiter Infosys Limited), and ordered the cancellation of our registration of the INFOSYS trademark in certain protected intellectual property classes. We moved a Special Leave Petition before the Supreme Court of India to stay the order of the IPAB. On October 12, 2004, the Supreme Court of India stayed the order of the IPAB temporarily. The Supreme Court of India heard arguments on the matter on September 12, 2005, confirmed its interim stay order of October 12, 2004 and admitted the Special Leave Petition. Based on our present knowledge, we believe that we will prevail in this action and that the action will not have any material impact on our results of operations or financial position. As the number of patents, copyrights and other intellectual property rights in our industry increases, and as the coverage of these rights increase, we believe that companies in our industry will face more frequent infringement claims. Defense against these claims, even if such claims are not meritorious, could be expensive and divert our attention and resources from operating our company.

Although there are currently no material pending or threatened intellectual property claims against us, infringement claims may be asserted against us in the future. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and be forced to develop non-infringing technology, obtain a license or cease selling the applications or products that contain the infringing technology. We may be unable to develop non-infringing technology or to obtain a license on commercially reasonable terms, or at all.

Our ability to acquire companies organized outside India depends on the approval of the Government of India and/or the Reserve Bank of India, and failure to obtain this approval could negatively impact our business.

Generally, the Reserve Bank of India must approve any acquisition by us of any company organized outside of India. The Reserve Bank of India permits acquisitions of companies organized outside of India by an Indian party without approval in the following circumstances:

•	if the transaction consideration is paid in cash, the transaction value does not exceed 200% of the net worth of the acquiring company as on the date of the latest audited balance sheet, or unless the acquisition is funded with cash from the acquiring company’s existing foreign currency accounts or with cash proceeds from the issue of ADRs/GDRs; or

•	if the transaction consideration is paid in stock (i.e., by issue of ADRs/GDRs), the transaction value does not exceed ten times the acquiring company’s previous fiscal year’s export earnings.

It is possible that any required approval from the Reserve Bank of India and the Ministry of Finance of the Government of India or any other government agency may not be obtained. Our failure to obtain approvals for acquisitions of companies organized outside India may restrict our international growth, which could negatively affect our business and prospects.

Indian laws limit our ability to raise capital outside India and may limit the ability of others to acquire us, which could prevent us from operating our business or entering into a transaction that is in the best interests of our shareholders.

Indian law relating to foreign exchange management constrains our ability to raise capital outside India through the issuance of equity or convertible debt securities. Generally, any foreign investment in, or acquisition of, an Indian company, subject to certain exceptions, requires approval from relevant government authorities in India, including the Reserve Bank of India. There are, however, certain exceptions to this approval requirement for technology companies on which we are able to rely. Changes to such policies may create restrictions on our capital raising abilities. For example, a limit on the foreign equity ownership of Indian technology companies or pricing restrictions on the issue of ADRs/GDRs may constrain our ability to seek and obtain additional equity investment by foreign investors. In addition, these restrictions, if applied to us, may prevent us from entering into certain transactions, such as an acquisition by a non-Indian company, which might otherwise be beneficial for us and the holders of our equity shares and ADSs.

Additionally, under current Indian law, the sale of a technology services company can result in the loss of the tax benefits for specially designed software technology parks in India. The potential loss of this tax benefit may discourage others from acquiring us or entering into a transaction with us that is in the best interest of our shareholders.

Risks Related to the ADSs

Historically, our ADSs have traded at a significant premium to the trading prices of our underlying equity shares, a situation which may not continue.

Historically, our ADSs have traded on NASDAQ at a substantial premium to the trading prices of our underlying equity shares on the Indian stock exchanges. Please see the section entitled “Market Price Information” for the underlying data. We believe that this price premium has resulted from the relatively small portion of our market capitalization previously represented by ADSs, restrictions imposed by Indian law on the conversion of equity shares into ADSs, and an apparent preference of some investors to trade dollar-denominated securities. We have already completed two secondary ADS offerings and the completion of this secondary ADS offering will significantly increase the number of our outstanding ADSs. Also, over time, some of the restrictions on the issuance of ADSs imposed by Indian law have been relaxed and we expect that other restrictions may be relaxed in the future. As a result, the historical premium enjoyed by ADSs as compared to equity shares may be reduced or eliminated upon the completion of this or any additional secondary offering of our ADSs or similar transactions in the future, a change in Indian law permitting further conversion of equity shares into ADSs or changes in investor preferences.

Sales of our equity shares may adversely affect the prices of our equity shares and the ADSs.

Sales of substantial amounts of our equity shares, including sales by our insiders, in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our equity shares or the ADSs or our ability to raise capital through an offering of our securities. In the future, we may also sponsor the sale of shares currently held by some of our shareholders as we have done in the past and are doing in this offering, or issue new shares. We can make no prediction as to the timing of any such sales or the effect, if any, that future sales of our equity shares, or the availability of our equity shares for future sale, will have on the market price of our equity shares or ADSs prevailing from time to time.

An active or liquid trading market for our ADSs is not assured.

While this offering will increase the number of our ADSs publicly trading in the United States, an active, liquid trading market for our ADSs may not be maintained in the long term. Loss of liquidity could increase the price volatility of our ADSs.

Indian law imposes certain restrictions that limit a holder’s ability to transfer the equity shares obtained upon conversion of ADSs and repatriate the proceeds of such transfer which may cause our ADSs to trade at a premium or discount to the market price of our equity shares.

Under certain circumstances, the Reserve Bank of India must approve the sale of equity shares underlying ADSs by a non-resident of India to a resident of India. The Reserve Bank of India has given general permission to effect sales of existing shares or convertible debentures of an Indian company by a resident to a non-resident, subject to certain conditions, including the price at which the shares may be sold. Additionally, except under certain limited circumstances, if an investor seeks to convert the rupee proceeds from a sale of equity shares in India into foreign currency and then repatriate that foreign currency from India, he or she will have to obtain Reserve Bank of India approval for each such transaction. Required approval from the Reserve Bank of India or any other government agency may not be obtained on terms favorable to a non-resident investor or at all.

An investor in our ADSs may not be able to exercise preemptive rights for additional shares and may thereby suffer dilution of his or her equity interest in us.

Under the Companies Act, 1956, or the Indian Companies Act, a company incorporated in India must offer its holders of equity shares preemptive rights to subscribe and pay for a proportionate number of shares to maintain their existing ownership percentages prior to the issuance of any new equity shares, unless such preemptive rights have been waived by three-fourths of the shares voting on the resolution to waive such rights. Holders of ADSs may be unable to exercise preemptive rights for equity shares underlying ADSs unless a registration statement under the U.S. Securities Act of 1933, as amended, or the Securities Act, is effective with respect to such rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to prepare and file such a registration statement and our decision to do so will depend on the costs and potential liabilities associated with any such registration statement, as well as the perceived benefits of enabling the holders of ADSs to exercise their preemptive rights, and any other factors we consider appropriate at the time. No assurance can be given that we would file a registration statement under these circumstances. If we issue any such securities in the future, such securities may be issued to the Depositary, which may sell such securities for the benefit of the holders of the ADSs. There can be no assurance as to the value, if any, the Depositary would receive upon the sale of such securities. To the extent that holders of ADSs are unable to exercise preemptive rights granted in respect of the equity shares represented by their ADSs, their proportional interests in us would be reduced.

ADS holders may be restricted in their ability to exercise voting rights.

At our request, the Depositary will mail to holders of our ADSs any notice of shareholders’ meeting received from us together with information explaining how to instruct the Depositary to exercise the voting rights of the securities represented by ADSs. If the Depositary receives voting instructions from a holder of our ADSs in time, relating to matters that have been forwarded to such holder, it will endeavor to vote the securities represented by such holder’s ADSs in accordance with such voting instructions. However, the ability of the Depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure that holders of our ADSs will receive voting materials in time to enable such holders to return voting instructions to the Depositary in a timely manner. Securities for which no voting instructions have been received will not be voted. There may be other communications, notices or offerings that we only make to holders of our equity shares, which will not be forwarded to holders of ADSs. Accordingly, holders of our ADSs may not be able to participate in all offerings, transactions or votes that are made available to holders of our equity shares.

The size of this offering may be reduced if the potential selling shareholders choose not to offer their equity shares in the offering.

Equity share transactions which are entered into on a recognized stock exchange in India are entitled to preferential capital gains tax rates of 0% for long term capital gains and 10% for short term capital gains, plus applicable cess and surcharges, provided that a securities transaction tax is paid in connection with the transaction. In contrast, for off-market transactions, the long term capital gains tax rate is 10%, plus applicable cess and surcharges, and the short term capital gains tax rate is the taxpayer’s maximum marginal rate, plus applicable cess and surcharges. It is expected that the preferential capital gains tax rates will not extend to this secondary ADS offering since the equity shares to be sold in the offering will be settled in an off-market transaction, and therefore we do not expect that the selling shareholders will be entitled to the preferential tax treatment. This may cause some of our equity shareholders to choose not to participate in the Indian invitation to offer, which may reduce the size of the offering and the number of ADSs that would otherwise be outstanding after the offering if all 30,000,000 ADSs were offered. The fewer ADSs outstanding may result in a less liquid market for our ADSs.

CURRENCY OF PRESENTATION

In this prospectus supplement and accompanying prospectus, references to “U.S.” or “United States” are to the United States of America, its territories and its possessions. References to “India” are to the Republic of India. References to “$” or “dollars” or “U.S. dollars” are to the legal currency of the United States and references to “Rs.” or “rupees” or “Indian rupees” are to the legal currency of India. Our financial statements incorporated by reference into this prospectus supplement and accompanying prospectus are presented in Indian rupees and translated into U.S. dollars and are prepared in accordance with United States Generally Accepted Accounting Principles, or U.S. GAAP. References to “Indian GAAP” are to Indian Generally Accepted Accounting Principles. References to a particular “fiscal” year are to our fiscal year ended March 31 of such year.

Except as otherwise stated in this prospectus supplement and accompanying prospectus, all translations from Indian rupees to U.S. dollars are based on the noon buying rate in the City of New York on September 29, 2006, for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York which was Rs. 45.95 per $1.00. September 29, 2006 was the last day of the quarter ended September 30, 2006 for which such buying rate was available. No representation is made that the Indian rupee amounts have been, could have been or could be converted into U.S. dollars at such a rate or any other rate. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding.

ENFORCEMENT OF CIVIL LIABILITIES

Infosys is a limited liability company under the laws of India. Substantially all of our directors and executive officers and certain experts named in this prospectus supplement and accompanying prospectus reside outside the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for investors to effect service of process upon such persons within the United States or to enforce against us or such persons in U.S. courts judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

India is not a party to any international treaty in relation to the recognition or enforcement of foreign judgments. We have been advised by our Indian legal counsel, Crawford Bayley & Co., that in India the statutory basis for recognition of foreign judgments is found in Section 13 of the Indian Code of Civil Procedure 1908, or the Civil Code, which provides that a foreign judgment shall be conclusive as to any matter directly adjudicated upon except: (i) where the judgment has not been pronounced by a court of competent jurisdiction; (ii) where the judgment has not been given on the merits of the case; (iii) where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable; (iv) where the proceedings in which the judgment was obtained were opposed to natural justice; (v) where the judgment has been obtained by fraud; or (vi) where the judgment sustains a claim founded on a breach of any law in force in India. Section 44A of the Civil Code provides that where a foreign judgment has been rendered by a court in any country or territory outside India which the Government of India has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by the relevant court in India. The United States has not been declared by the Government of India to be a reciprocating territory for purposes of Section 44A. Accordingly, a judgment of a court in the United States may be enforced in India only by a suit upon the judgment, not by proceedings in execution. The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. The approval from the Reserve Bank of India under the Foreign Exchange Management Act, 1999 is required to repatriate any amount recovered from the enforcement of a foreign judgment. We have also been advised by our Indian counsel that a party may file suit in India against us, our directors or our executive officers as an original action predicated upon the provisions of the federal securities laws of the United States. To our knowledge, no such suit has ever been brought in Indian courts.

USE OF PROCEEDS

All ADSs sold in the offering will be sold on behalf of the selling shareholders. We will not receive any of the proceeds from the sale of these ADSs.

DIVIDENDS

Under Indian law, a corporation pays dividends upon a recommendation by the board of directors and approval by a majority of the shareholders, who have the right to decrease but not increase the amount of the dividend recommended by the board of directors. Dividends may be paid out of profits of an Indian company in the year in which the dividend is declared or out of the undistributed profits of previous fiscal years.

In fiscal 2006, 2005 and 2004, we paid cash dividends of approximately $0.15, $0.38 and $0.08 per equity share. In June 2006, we paid a cash dividend of approximately $0.42 per equity share, including a silver jubilee special dividend of approximately $0.33 per equity share. In October 2006, we paid an interim dividend of approximately $0.11 per equity share. Although we have no current intention to discontinue dividend payments, future dividends may not be declared or paid and the amount, if any, thereof may be decreased. Holders of ADSs will be entitled to receive dividends payable on equity shares represented by such ADSs. Cash dividends on equity shares represented by ADSs are paid to the Depositary in Indian rupees and are generally converted by the Depositary into U.S. dollars and distributed, net of Depositary fees, taxes, if any, and expenses, to the holders of such ADSs.

Translations from Indian rupees to U.S. dollars are based on the average of the monthly average of the noon buying rate in the City of New York during the period for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York.

	Dividend per	Dividend per	Dividend per
Fiscal	Equity Share	Equity Share	ADS

2007 (through November 6, 2006)*	Rs. 24.25	$0.53	$0.53
2006	6.50	0.15	0.15
2005**	16.88	0.38	0.38
2004	3.63	0.08	0.08

*	Includes a silver jubilee special dividend of Rs. 15.00 ($0.33) per share paid in June 2006, and an interim dividend of Rs. 5.00 ($0.11) per share paid in October 2006.

**	Includes a special one-time dividend of Rs. 12.50 ($0.28) per share.

The information presented above has been adjusted for the 4-for-1 stock split effected in the form of a stock dividend in July 2004, and the 2-for-1 stock split effected in the form of a stock dividend in July 2006.

MARKET PRICE INFORMATION

Our equity shares are traded in India on the Bombay Stock Exchange Limited, or BSE, and the National Stock Exchange of India Limited, or NSE, or collectively, the Indian stock exchanges. Our ADSs are traded on NASDAQ under the ticker symbol “INFY”. Each ADS represents one equity share. Our ADSs began trading on the NASDAQ on March 11, 1999. Deutsche Bank Trust Company Americas serves as depositary with respect to our ADSs traded on the NASDAQ pursuant to the Deposit Agreement dated March 10, 1999, as amended and restated. Our equity shares were previously traded on the Bangalore Stock Exchange, or BgSE. There have been no trades of our shares on the BgSE since August 2002, and we delisted from the BgSE on June 22, 2004.

As of September 30, 2006, we had 555,785,001 equity shares issued and outstanding, including 77,541,015 ADSs (equivalent to 77,541,015 equity shares) issued and outstanding. As of September 30, 2006, there were approximately 382,213 record holders of our equity shares listed and traded on the Indian stock exchanges. As of September 30, 2006, there were approximately 61,100 record holders of our ADSs.

The following tables set forth for the periods indicated the price history of the equity shares and the ADSs on the Indian stock exchanges and the NASDAQ. Each ADS currently represents one equity share. Prior to our July 2004 4-for-1 stock split for our equity shares and 2-for-1 stock split for our ADSs, each ADS represented one-half of one equity share. Furthermore, in July 2006, we effected a 2-for-1 stock split in the form of a stock dividend, which affected both our equity shares and ADSs. The stock prices from the Indian exchanges have been restated to give appropriate effect to the stock and ADS splits. Except as indicated below, all translations from Indian rupees to U.S. dollars are based on the noon buying rate in the City of New York on September 29, 2006 for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York which was Rs. 45.95 per $1.00. September 29, 2006 was the last day of the quarter ended September 30, 2006 for which such buying rate was available.

The high and low prices for our equity shares and ADSs set forth in the tables below are based on the daily closing prices of such securities on the relevant exchanges for each of the periods presented.

	BSE Price per Equity Share		NSE Price per Equity Share		NASDAQ Price per ADS
Fiscal	High	Low	High	Low	High	Low

2007 (through November 6, 2006)	$46.81	$27.02	$46.30	$27.04	$52.22	$32.86
2006	33.24	20.54	33.25	20.53	41.26	28.30
2005	24.64	12.32	24.63	12.29	38.61	18.11
2004	16.03	7.09	16.01	7.11	25.32	10.06
2003	13.13	8.18	13.13	8.17	21.48	11.86
2002	13.12	5.98	13.10	5.95	19.90	8.25

	BSE Price per Equity Share		NSE Price per Equity Share		NASDAQ Price per ADS
Fiscal	High	Low	High	Low	High	Low

2007
Third Quarter (through November 6, 2006)	$46.81	$39.10	$45.77	$39.17	$52.22	$47.28
Second Quarter	40.40	33.77	40.44	33.79	48.24	38.18
First Quarter	36.29	27.02	36.30	27.04	42.39	32.85
2006
Fourth Quarter	33.24	29.79	33.25	29.81	40.98	34.18
Third Quarter	32.83	26.30	32.90	26.28	41.26	32.79
Second Quarter	27.50	23.22	27.49	23.24	38.95	33.85
First Quarter	26.02	20.54	26.04	20.53	38.80	28.30
2005
Fourth Quarter	24.64	20.71	24.63	20.73	38.61	30.25
Third Quarter	23.38	18.34	23.39	18.35	36.00	27.89
Second Quarter	18.52	14.70	18.51	14.71	29.15	21.75
First Quarter	15.23	12.32	15.23	12.29	23.61	18.11

	BSE Price per Equity Share		NSE Price per Equity Share		NASDAQ Price per ADS
Month	High	Low	High	Low	High	Low

November 2006 (through November 6, 2006)	$45.78	$45.06	$45.77	$45.04	$51.66	$50.85
October 2006	46.81	39.10	46.30	39.17	52.22	47.28
September 2006	40.40	37.79	40.44	37.73	48.24	44.11
August 2006	39.36	36.10	39.31	36.08	44.96	40.26
July 2006	36.85	33.77	36.84	33.79	41.61	38.18
June 2006	33.49	27.02	33.50	27.04	38.20	32.85
May 2006	35.42	30.76	35.43	30.73	41.21	34.34
April 2006	36.29	32.87	36.30	32.85	42.39	37.49

Source for all tables above: Bloomberg and Reuters for BSE quotes, www.nse-india.com for NSE quotes and www.nasdaq.com for NASDAQ quotes.

On November 6, 2006, the closing price of equity shares on the BSE was Rs. 2,070.55 equivalent to $46.21 per equity share based on the exchange rate on that date.

CAPITALIZATION

The following table sets forth our unaudited capitalization at September 30, 3006, as derived from our consolidated financial statements.

September 30,
2006
($ in millions)

Stockholders’ equity:
Common stock, par value $0.16; 600,000,000 equity shares authorized; issued and outstanding — 555,785,001 as of September 30, 2006	$62
Additional paid-in capital	477
Accumulated other comprehensive income	(49)
Retained earnings	1,465

Total stockholders’ equity	1,955

Total capitalization	$1,955

EXCHANGE RATES

Fluctuations in the exchange rate between the Indian rupee and the U.S. dollar will affect the U.S. dollar equivalent of the Indian rupee price of our equity shares on the Indian stock exchanges and, as a result, will likely affect the market price of our ADSs, and vice versa. Such fluctuations will also affect the U.S. dollar conversion by the Depositary of any cash dividends paid in Indian rupees on our equity shares represented by the ADSs.

The following table sets forth, for the fiscal years indicated, information concerning the number of Indian rupees for which one U.S. dollar could be exchanged based on the noon buying rate in the City of New York on business days during the period for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York. The column titled “Average” in the table below is the average of the last business day of each month during the year.

Fiscal	Period End	Average	High	Low

2006	Rs. 44.48	Rs. 44.21	Rs. 46.26	Rs. 43.05
2005	43.62	44.87	46.45	43.27
2004	43.40	45.78	47.46	43.40
2003	47.53	48.36	49.07	47.53
2002	48.83	47.81	48.91	46.58

The following table sets forth the high and low exchange rates for the previous seven months and is based on the noon buying rate in the City of New York during the period for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York:

Month	High	Low

November 2006 (through November 6, 2006)	Rs. 44.82	Rs. 44.76
October 2006	45.97	44.90
September 2006	46.38	45.74
August 2006	46.61	46.32
July 2006	46.83	45.84
June 2006	46.25	45.50
May 2006	46.22	44.69
April 2006	45.09	44.39

On November 6, 2006, the noon buying rate in the City of New York was Rs. 44.80.

MANAGEMENT

Directors and Executive Officers

Set forth below are the respective ages and positions of our directors and executive officers as of October 31, 2006.

Name	Age	Position

N. R. Narayana Murthy(1)	60	Chairman of the Board and Chief Mentor
Nandan M. Nilekani(2)	51	Director, Chief Executive Officer, Managing Director and Chairman, Management Council
S. Gopalakrishnan(2)	51	Director, President, Chief Operating Officer, Joint Managing Director and Head — Customer Service and Technology
V. Balakrishnan(3)	42	Chief Financial Officer
Deepak M. Satwalekar(4)(5)(6)(7)	57	Lead Independent Director
Marti G. Subrahmanyam(4)(5)(6)	60	Director
Omkar Goswami(4)(5)(7)(8)	50	Director
Rama Bijapurkar(4)(5)(8)	49	Director
Claude Smadja(4)(7)(8)	61	Director
Sridar A. Iyengar(4)(5)(6)	59	Director
David L. Boyles(4)(5)(7)	57	Director
Jeffrey Sean Lehman(4)(6)(7)(8)	50	Director
K. Dinesh	52	Director and Head — Communication Design Group, Information Systems and Quality and Productivity
S. D. Shibulal	51	Director and Group Head — Worldwide Sales and Customer Delivery
T. V. Mohandas Pai(3)	47	Director and Head — Administration and Infrastructure, Human Resources, Education and Research
Srinath Batni(9)	51	Director and Group Co-Head — Worldwide Customer Delivery

(1)	Non-executive Chairman of the Board.

(2)	Mr. Nilekani gave up his position as President of the Company effective August 21, 2006, but remains with the Company as Director, Chief Executive Officer and Managing Director. Mr. Gopalakrishnan was promoted to President and re-designated as the President, Chief Operating Officer and Joint Managing Director, effective August 21, 2006.

(3)	Mr. Pai gave up his position as Chief Financial Officer on April 30, 2006, but remains with the Company as a Member of our Board and is responsible for Administration and Infrastructure, Human Resources, Education and Research. Mr. Balakrishnan was promoted to the position of Chief Financial Officer of the Company, effective May 1, 2006.

(4)	Independent Director

(5)	Member of the Audit Committee

(6)	Member of the Compensation Committee

(7)	Member of the Nominations Committee

(8)	Member of the Investors Grievance Committee

(9)	In August 2006, Mr. Batni sold 10,000 equity shares of the Company and failed to notify the Company about the sale within the time prescribed under our insider trading rules. The audit committee of the Company’s board of directors, which is responsible for the review of management’s monitoring of compliance with the Company’s standards of business conduct, determined that Mr. Batni’s failure to timely notify the Company of the sale of equity shares was a technical violation of the Company’s insider trading rules, which forms a part of the Company’s Code of Conduct, and therefore imposed on Mr. Batni a penalty of Rs. 500,000, which Mr. Batni paid to charity.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth as of October 31, 2006, certain information with respect to beneficial ownership of our equity shares by:

•	each of our directors;

•	each of our executive officers;

•	each selling shareholder who is one of our executive officers or directors;

•	all of our executive officers and directors as a group;

•	each shareholder known to us to be the beneficial owner of 5% or more of our equity shares;

•	each selling shareholder who beneficially owns 1% or greater of our equity shares; and

•	all other selling shareholders as a group who each beneficially own less than 1% of our equity shares as a group.

Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes equity shares issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days of October 31, 2006. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, all information with respect to the beneficial ownership of any principal or selling shareholder has been furnished by such shareholder and, unless otherwise indicated, we believe that persons named in the table have sole voting and sole investment power with respect to all the equity shares shown as beneficially owned, subject to community property laws where applicable. Except as otherwise noted below, the address for each person listed on the table is c/o Infosys Technologies Limited, Electronics City, Hosur Road, Bangalore 560 100, India. The shares beneficially owned by the directors include equity shares owned by their family members to which such directors disclaim beneficial ownership.

The share numbers and percentages listed below are based on 556,170,720 equity shares outstanding as of October 31, 2006. Amounts representing less than 1% are indicated with an “*.”

	Number of	Number of	Percentage of Shares
	Equity Shares	Equity Shares	Beneficially Owned
	Beneficially	Sold in the	Before the	After the
Name and Address of Beneficial Owner	Owned	Offering	Offering	Offering

Directors and Executive Officers:
N.R. Narayana Murthy(1)	32,550,526		5.85%		%
Nandan M. Nilekani(2)	22,552,642		4.05%
S. Gopalakrishnan(3)	21,864,660		3.93%
V. Balakrishnan	510,814		*
Deepak M. Satwalekar	56,000		*
Marti G. Subrahmanyam	66,300		*
Omkar Goswami	12,300		*
Rama Bijapurkar	22,400		*
Claude Smadja	16,000		*
Sridar A. Iyengar	10,000		*
David Boyles	2,000		*
Jeffrey Lehman	0		—
K. Dinesh(4)	16,043,668		2.88%
S. D. Shibulal(5)	14,413,938		2.59%
T. V. Mohandas Pai	906,780		*
Srinath Batni(6)	730,240		*
All directors and officers as a group (16 persons)	109,758,268		19.73%
5% Shareholders:
Selling Shareholders:
Selling shareholders who own greater than 1% of our outstanding equity shares
All other selling shareholders as a group who each beneficially own less than 1% of our equity shares as a group

(1)	Shares beneficially owned by Mr. Murthy include 28,920,854 equity shares owned by members of Mr. Murthy’s immediate family. Mr. Murthy disclaims beneficial ownership of such shares.

(2)	Shares beneficially owned by Mr. Nilekani include 13,025,772 equity shares owned by members of Mr. Nilekani’s immediate family. Mr. Nilekani disclaims beneficial ownership of such shares.

(3)	Shares beneficially owned by Mr. Gopalakrishnan include 14,721,934 equity shares owned by members of Mr. Gopalakrishnan’s immediate family. Mr. Gopalakrishnan disclaims beneficial ownership of such shares.

(4)	Shares beneficially owned by Mr. Dinesh include 10,796,178 equity shares owned by members of Mr. Dinesh’s immediate family. Mr. Dinesh disclaims beneficial ownership of such shares.

(5)	Shares beneficially owned by Mr. Shibulal include 11,595,474 equity shares owned by members of Mr. Shibulal’s immediate family. Mr. Shibulal disclaims beneficial ownership of such shares.

(6)	Shares beneficially owned by Mr. Batni include 72,400 equity shares owned by members of Mr. Batni’s immediate family. Mr. Batni disclaims beneficial ownership of such shares.

THE INDIAN INVITATION TO OFFER

We will prepare and distribute to all holders of our equity shares an invitation to offer, which invites holders of our equity shares to offer their equity shares for sale in this offering, pursuant to Indian regulations. Our invitation to offer will be mailed only to holders of equity shares at their addresses in India. Holders of ADSs are not eligible to participate in the transactions contemplated by the invitation to offer. Under Indian law, an issuer in India, such as our Company, can sponsor the issue of ADSs through an overseas depositary against underlying equity shares accepted from holders of its equity shares in India. Our sponsorship of this transaction does not mean that we are purchasing or causing the purchase of the equity shares or ADSs directly or indirectly or recommending that holders participate in this offering. ADSs will be purchased solely by the underwriters, and will represent equity shares submitted by the selling shareholders pursuant to the Indian invitation to offer. The ADS offering has been approved by the Foreign Investment Promotion Board, or the FIPB.

Under the terms of the invitation to offer, the related letter of transmittal, escrow agreement and other documents, the shares to be sold by the selling shareholders will be held in escrow by Standard Chartered Bank, as escrow agent, until such time as they are required to be deposited with ICICI Bank Limited, as custodian on behalf of the Depositary against the issuance of ADSs representing such shares and to be delivered to the underwriters under the terms of the underwriting agreement entered into by us, the underwriters and the selling shareholders. The successful completion of these transactions by us, the selling shareholders and the escrow agent is a condition precedent to the underwriters’ obligation to purchase any ADSs in this offering.

GOVERNMENT OF INDIA APPROVALS

We require FIPB approval of this offering in accordance with the RBI regulations relating to sponsored ADS offerings. We obtained FIPB approval of this offering on November 6, 2006. Our shareholders approved the offering at a shareholders’ meeting held on November 7, 2006.

Pursuant to the RBI’s regulations relating to sponsored ADS offerings, an issuer in India can sponsor the issue of ADSs through an overseas depositary against underlying equity shares accepted from holders of its equity shares in India. The guidelines specify, among other conditions, that:

•	the ADSs must be offered at a price determined by the lead manager of such offering;

•	all equity holders may participate;

•	the issuer must obtain special shareholder approval; and

•	the proceeds must be repatriated to India within one month of the closure of the issue.

TAXATION

Indian Taxation

General.  The following summary is based on the law and practice of the Income-tax Act, 1961, or Income-tax Act, including the special tax regime contained in Sections 115AC and 115ACA of the Income-tax Act read with the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (through Depository Receipt Mechanism) Scheme, 1993, or the Scheme, as amended on, January 19, 2000. The Income-tax Act is amended every year by the Finance Act of the relevant year. Some or all of the tax consequences of Sections 115AC and 115ACA may be amended or changed by future amendments to the Income-tax Act.

We believe this information is materially complete as of the date hereof. However, this summary is not intended to constitute a complete analysis of the individual tax consequences to non-resident holders or employees under Indian law for the acquisition, ownership and sale of ADSs and equity shares.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS WITH RESPECT TO INDIAN AND LOCAL TAX CONSEQUENCES OF ACQUIRING, OWNING OR DISPOSING OF EQUITY SHARES OR ADSs.

Residence.  For purposes of the Income-tax Act, an individual is considered to be a resident of India during any fiscal year if he or she is in India in that year for a period or periods amounting to at least 182 days; or at least 60 days and, within the four preceding years has been in India for a period or periods amounting to at least 365 days.

The period of 60 days referred to above shall be read as 182 days (i) in case of a citizen of India who leaves India in a previous year for the purposes of employment outside of India or (ii) if a citizen of India or a person of Indian origin living abroad who visits India and within the four preceding years has been in India for a period or periods amounting to 365 days or more.

A company is a resident of India if it is incorporated in India or the control and the management of its affairs is situated wholly in India. Individuals and companies that are not residents of India would be treated as non-residents for purposes of the Income-tax Act.

Taxation of Distributions.  Since April 1, 2003, dividend income is exempt from tax for shareholders. Domestic companies are currently liable to pay a dividend distribution tax at the rate of 13.75% including a surcharge on the total amount distributed as dividend. Additionally, an education cess is levied at the rate of 2% of such tax and surcharge after which the dividend distribution tax payable would be 14.03%. Any distributions of additional ADSs or equity shares to resident or non-resident holders will not be subject to Indian tax.

Taxation of Capital Gains.  The following is a brief summary of capital gains taxation of non-resident holders and resident employees relating to the sale of ADSs and equity shares received upon conversion of ADSs. The relevant provisions are contained mainly in sections 45, 47(viia), 115AC and 115ACA, of the Income-tax Act, in conjunction with the Scheme. Effective April 1, 2002, the Finance Act 2001 introduced a new section 115AC in place of the prevailing section 115AC of the Income-tax Act. You should consult your own tax advisor concerning the tax consequences of your particular situation.

Capital gains arising to a non-resident investor on the transfer of the shares (whether in India or outside India to a non-resident investor) will not be liable to income tax under the provisions of the Income Tax Act in certain circumstances. Shares (including shares issuable on the conversion of the ADSs) held by the non- resident investor for a period of more than 12 months are treated as long term capital assets. If the shares are held for a period of less than 12 months from the date of conversion, the capital gains arising on the sale thereof is to be treated as short term capital gains.

Capital gains are taxed as follows:

•	gains from a sale of ADSs outside India by a non-resident to another non-resident are not taxable in India;

•	long-term capital gains realized by a resident from the transfer of the ADSs will be subject to tax at the rate of 10% excluding the applicable surcharge and education cess; short-term capital gains on such a transfer will be taxed at graduated rates with a maximum of 30%, excluding the applicable surcharge and education cess;

•	long-term capital gains realized by a non-resident upon the sale of equity shares obtained from the conversion of ADSs are subject to tax at a rate of 10% excluding the applicable surcharge and education cess; and short-term capital gains on such a transfer will be taxed at the maximum marginal rate of tax applicable to the seller, excluding surcharges and education cess, if the sale of such equity shares is settled off a recognized stock exchange; and

•	long-term capital gain realized by a non-resident upon the sale of equity shares obtained from the conversion of ADSs is exempt from tax and any short term capital gain is taxed at 10% excluding the applicable surcharge and education cess, if the sale of such equity shares is settled on a recognized stock exchange and a Securities Transaction Tax, or STT (described below), is paid on such sale.

The rate of surcharge is currently 10% in the case of domestic companies, and individuals whose taxable income is greater than Rs. 1,000,000. For foreign companies, the rate of surcharge is 2.5%

Since June 1, 2006, in respect of a sale and purchase of equity shares entered into on a recognized stock exchange, (i) both the buyer and seller are required to pay a STT at the rate of 0.125% of the transaction value of the securities, if the transaction is a delivery based transaction i.e. the transaction involves actual delivery or transfer of shares; (ii) the seller of the shares is required to pay a STT at the rate of 0.025% of the transaction value of the securities if the transaction is a non-delivery based transaction, i.e. a transaction settled without taking delivery of the shares.

Any resulting taxes may be offset by the applicable credit mechanism allowed under double tax avoidance agreements in the case of non-residents. The capital gains tax is computed by applying the appropriate tax rates to the difference between the sale price and the purchase price of the ADSs or equity shares. Under the Scheme, the purchase price of equity shares in an Indian listed company received in exchange for ADSs will be the market price of the underlying shares on the date that the Depositary gives notice to the custodian of the delivery of the equity shares in exchange for the corresponding ADSs, or the “stepped up” basis purchase price. The market price will be the price of the equity shares prevailing on the Bombay Stock Exchange Limited or the National Stock Exchange, as applicable. There is no corresponding provision under the Income-tax Act in relation to the “stepped up” basis for the purchase price of equity shares. However the tax department in India has not denied this benefit. In the event that the tax department denies this benefit, the original purchase price of ADSs would be considered the purchase price for computing the capital gains tax.

According to the Scheme, a non-resident holder’s holding period for the purposes of determining the applicable Indian capital gains tax rate relating to equity shares received in exchange for ADSs commences on the date of the notice of the redemption by the Depositary to the custodian. However, the Scheme does not address this issue in the case of resident employees, and it is therefore unclear as to when the holding period for the purposes of determining capital gains tax commences for such a resident employee.

The Scheme provides that if the equity shares are sold on a recognized stock exchange in India against payment in Indian rupees, they will no longer be eligible for the preferential tax treatment.

It is unclear as to whether section 115AC and the Scheme are applicable to a non-resident who acquires equity shares outside India from a non-resident holder of equity shares after receipt of the equity shares upon conversion of the ADSs.

It is unclear as to whether capital gains derived from the sale of subscription rights or other rights by a non-resident holder not entitled to an exemption under a tax treaty will be subject to Indian capital gains tax. If such subscription rights or other rights are deemed by the Indian tax authorities to be situated within India, the gains realized on the sale of such subscription rights or other rights will be subject to Indian taxation. The capital gains realized on the sale of such subscription rights or other rights, which will generally be in the nature of short-term capital gains, will be subject to tax at variable rates with a maximum rate of 40% excluding the applicable surcharge and education cess, in case of a foreign company, and 30% excluding the applicable surcharge and education cess, in case of resident employees, and non-resident individuals with taxable income over Rs. 250,000.

Withholding Tax on Capital Gains.  Any taxable gain realized by a non-resident on the sale of ADSs or equity shares is to be withheld at the source by the buyer. However, as per the provisions of Section 196D(2) of the Income Tax Act, no withholding tax is required to be deducted from any income by way of capital gains arising to Foreign Institutional Investors as defined in Section 115AD of the Income Tax Act on the transfer of securities defined in Section 115 AD of the Income Tax Act.

Buy-back of Securities.  Indian companies are not subject to any tax on the buy-back of their shares. However, the shareholders will be taxed on any resulting gains. We would be required to deduct tax at source according to the capital gains tax liability of a non-resident shareholder.

Stamp Duty and Transfer Tax.  A transfer of ADSs is not subject to Indian stamp duty. A sale of equity shares in physical form by a non-resident holder will be subject to Indian stamp duty at the rate of 0.25% of the market value of the equity shares on the trade date, although customarily such tax is borne by the transferee. Shares must be traded in dematerialized form. The transfer of shares in dematerialized form is currently not subject to stamp duty.

Wealth Tax.  The holding of the ADSs and the holding of underlying equity shares by resident and non-resident holders is not subject to Indian wealth tax. Non-resident holders are advised to consult their own tax advisors regarding this issue.

Gift Tax and Estate Duty.  Currently, there are no gift taxes or estate duties. These taxes and duties could be restored in future. Non-resident holders are advised to consult their own tax advisors regarding this issue.

Service Tax.  Brokerage or commission paid to stock brokers in connection with the sale or purchase of shares is subject to a service tax of 12%, excluding surcharges and education cess. The stock broker is responsible for collecting the service tax from the shareholder and paying it to the relevant authority.

United States Federal Taxation

The following is a summary of the material U.S. federal income and estate tax consequences that may be relevant with respect to the acquisition, ownership and disposition of equity shares or ADSs by U.S. holders. U.S. holders are beneficial holders of equity shares or ADSs who are citizens or residents of the United States, or corporations (or other entities treated as corporations for U.S. federal income tax purposes) created in or under the laws of the United States or any political subdivision thereof or therein, estates, the income of which is subject to U.S. federal income taxation regardless of its source, and trusts for which a U.S. court exercises primary supervision and a U.S. person has the authority to control all substantial decisions. This summary is limited to U.S. holders who will hold equity shares or ADSs as capital assets. In addition, this summary is limited to U.S. holders who are not resident in India for purposes of the Convention Between the Government of the United States of America and the Government of the Republic of India for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income.

This summary does not address tax consequences applicable to holders that may be subject to special tax rules, such as banks, insurance companies, financial institutions, dealers in securities or currencies, traders electing to mark to market, tax-exempt entities, persons that will hold equity shares or ADSs as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, persons liable for alternative minimum tax, persons that have a “functional currency” other than the U.S. dollar or holders owning (directly, indirectly and/or by attribution) 10% or more, by voting power or value, of the shares of our Company. This summary is based on the tax laws of the United States as in effect on the date of this prospectus supplement and on United States Treasury Regulations in effect or, in some cases, proposed, as of the date of this prospectus supplement, as well as judicial and administrative interpretations thereof available on or before such date, and is based in part on the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The tax treatment of a partner in a partnership or other entity taxable as a partnership that holds ADSs or equity shares generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships holding ADSs or equity shares should consult their own tax advisors regarding the U.S. federal income tax consequences to them of the acquisition, ownership and disposition of ADSs or equity shares.

The U.S. Treasury has expressed concerns that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming, by U.S. holders of ADSs, of foreign tax credits for U.S. federal income tax purposes. Such actions would also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate U.S. holders, as described below. Accordingly, the availability of the reduced tax rate for dividends received by certain non-corporate U.S. holders, assuming that such reduced rate is otherwise applicable to a non-corporate U.S. holder, could be affected by future actions that may be taken by the U.S. Treasury or parties to whom ADSs are pre-released.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF ACQUIRING, OWNING OR DISPOSING OF EQUITY SHARES OR ADSs.

Ownership of ADSs.  For U.S. federal income tax purposes, holders of ADSs should be treated as the holders of equity shares represented by such ADSs.

Dividends.  Except for ADSs or equity shares, if any, distributed pro rata to all shareholders of our Company, including holders of ADSs, and subject to the passive foreign investment company rules described below, the gross amount of any distributions of cash or property with respect to ADSs or equity shares (before reduction for any

Indian withholding taxes) generally will be included in income by a U.S. holder as foreign source dividend income at the time of receipt, which in the case of a U.S. holder of ADSs generally should be the date of receipt by the Depositary, to the extent such distributions are made from the current or accumulated earnings and profits (as determined under U.S. federal income tax principles) of our Company. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. holders. To the extent, if any, that the amount of any distribution by our Company exceeds our Company’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess will be treated first as a tax-free return of the U.S. holder’s tax basis in the equity shares or ADSs and thereafter as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. holder should expect that any distribution with respect to ADSs or equity shares will be reported as a dividend.

Subject to certain limitations, dividends paid to non-corporate U.S. holders, including individuals, may be eligible for a reduced rate of taxation if we are deemed to be a “qualified foreign corporation” for United States federal income tax purposes and if certain holding period requirements are met. A qualified foreign corporation includes a foreign corporation if (1) its shares (or its ADSs) are readily tradable on an established securities market in the United States or (2) it is eligible for benefits under a comprehensive income tax treaty with the United States. In addition, a corporation is not a qualified foreign corporation if it is a passive foreign investment company (as discussed below). The ADSs are traded on the NASDAQ Global Select Market. We may also be eligible for benefits under the comprehensive income tax treaty between India and the United States. The reduced rate of taxation will not apply to dividends received in taxable years beginning after December 31, 2010. Each U.S. holder should consult its own tax advisor regarding the treatment of dividends and such holder’s eligibility for a reduced rate of taxation.

Subject to certain conditions and limitations, Indian withholding tax, if any, imposed upon distributions paid to a U.S. holder with respect to ADSs or equity shares should be eligible for credit against the U.S. holder’s federal income tax liability. Alternatively, a U.S. holder may claim a deduction for such amount, but only for a year in which a U.S. holder does not claim a credit with respect to any foreign income taxes. The overall limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. A U.S. holder generally will not be able to claim a U.S. foreign tax credit for any Indian dividend distribution taxes imposed on the Company with respect to distributions on ADSs or equity shares (as discussed above under “Taxation — Indian Taxation — Taxation of Distributions”). For foreign tax credit purpose, distributions on ADSs or ordinary shares will be income from sources outside the United States, and, for tax years beginning before January 1, 2007, generally will be “passive income,” and for tax years beginning after December 31, 2006, generally will be “passive category income” or “general category income” for purposes of computing the United States foreign tax credit allowable to a U.S. holder.

If dividends are paid in Indian rupees, the amount of the dividend distribution included in the income of a U.S. holder will be the U.S. dollar value of the payments made in Indian rupees, determined at a spot exchange rate between Indian rupees and U.S. dollars applicable to the date such dividend is included in the income of the U.S. holder, regardless of whether the payment is in fact converted into U.S. dollars. Generally, gain or loss, if any, resulting from currency exchange fluctuations during the period from the date the dividend is paid to the date such payment is converted into U.S. dollars will be treated as U.S. source ordinary income or loss.

Sale or exchange of equity shares or ADSs.  Subject to the passive foreign investment company rules discussed below, a U.S. holder generally will recognize gain or loss on the sale or exchange of equity shares or ADSs equal to the difference between the amount realized on such sale or exchange and the U.S. holder’s tax basis in the equity shares or ADSs, as the case may be. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the equity shares or ADSs, as the case may be, were held for more than one year. Gain or loss, if any, recognized by a U.S. holder generally will be treated as U.S. source passive category income or loss for U.S. foreign tax credit purposes. Capital gains realized by a U.S. holder upon the sale of equity shares (but not ADSs) may be subject to certain tax in India. See “Taxation — Indian Taxation — Taxation of Capital Gains.” Due to limitations on foreign tax credits, however, a U.S. holder may not be able to utilize any such taxes as a credit against the U.S. holder’s federal income tax liability.

Estate taxes.  An individual shareholder who is a citizen or resident of the United States for U.S. federal estate tax purposes will have the value of the equity shares or ADSs held by such holder included in his or her gross estate for U.S. federal estate tax purposes. An individual holder who actually pays Indian estate tax with respect to the equity shares generally will, however, be entitled to credit the amount of such tax against his or her U.S. federal estate tax liability, subject to a number of conditions and limitations.

Backup withholding tax and information reporting requirements.  Any dividends paid, or proceeds on a sale of, equity shares or ADSs to or by a U.S. holder may be subject to U.S. information reporting and a backup withholding tax (currently at a rate of 28%) unless the holder is an exempt recipient and establishes exempt status or provides a U.S. taxpayer identification number, certifies that such holder is not subject to backup withholding and otherwise complies with any applicable backup withholding requirements. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against the holder’s U.S. federal income tax, provided that the required information is furnished to the Internal Revenue Service.

Passive foreign investment company.  A non-U.S. corporation will be classified as a passive foreign investment company for U.S. Federal income tax purposes if either:

•	75% or more of its gross income for the taxable year is passive income; or

•	on average for the taxable year by value, or, if it is not a publicly traded corporation and so elects, by adjusted basis, if 50% or more of its assets produce or are held for the production of passive income.

We do not believe that, based on our current and anticipated operations, compositions of our assets and the market value of our shares, we satisfy either of the tests for passive foreign investment company status for the current year. Since this determination is made on an annual basis and cannot be made with certainty until the close of the relevant taxable year, however, no assurance can be given that we will not be considered a passive foreign investment company for the current taxable year or in future taxable years. If we were to be a passive foreign investment company for any taxable year, U.S. holders would be required to either:

•	pay an interest charge together with tax calculated at ordinary income rates on “excess distributions” as the term is defined in relevant provisions of the U.S. tax laws, and on any gain on a sale or other disposition of the ADSs or equity shares; or

•	if the equity shares are “marketable” and a mark-to-market election is made, mark-to-market the equity shares each taxable year and recognize ordinary gain and, to the extent of prior ordinary gain, ordinary loss for the increase or decrease in market value for such taxable year.

Alternatively, the tax consequences applicable to “excess distributions” as described above generally may be avoided by electing to treat us as a “qualified electing fund” under Section 1295 of the Internal Revenue Code. This option is not available to U.S. holders, however, because we do not intend to comply with the requirements necessary to permit U.S. holders to make this election.

The above summary is not intended to constitute a complete analysis of all tax consequences relating to the ownership of equity shares or ADSs. You should consult your own tax advisor regarding the tax consequences to you based on your particular situation.

UNDERWRITING

We, the selling shareholders and the underwriters for the offering, or the Underwriters, named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to the conditions set forth in the underwriting agreement, including without limitation the successful completion of the Indian invitation to offer, each Underwriter has severally agreed to purchase the number of ADSs indicated in the following table at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. ABN AMRO Bank N.V., Hong Kong branch and N M Rothschild & Sons (Hong Kong) Limited, each trading as ABN AMRO Rothschild, Banc of America Securities LLC, Deutsche Bank Securities Inc., Goldman Sachs (Asia) L.L.C., J.P. Morgan Securities Inc., Nomura Singapore Limited and UBS AG are the representatives of the Underwriters.

Number of
Underwriters	ADSs

ABN AMRO Bank N.V., Hong Kong branch and N M Rothschild & Sons (Hong Kong) Limited, each trading as ABN AMRO Rothschild
Banc of America Securities LLC
Deutsche Bank Securities Inc.
Goldman Sachs (Asia) L.L.C.
J.P. Morgan Securities Inc.
Nomura Singapore Limited
UBS AG

Total

Of the ADSs to be sold above,          ADSs will be purchased from Nomura Singapore Limited by Nomura Securities Co., Ltd. for its account for the Japanese Public Offering and will in turn be offered by Nomura Securities Co., Ltd. in Japan, acting as the sole bookrunner for the Japanese Public Offering and its certain selling members (if any).

The Underwriters are committed to take and pay for all of the ADSs being offered, if any are taken.

The following table shows the per ADS and total underwriting discounts and commissions to be paid to the Underwriters by the selling shareholders.

Paid by the Selling Shareholders

Per ADS	$
Total	$

The ADSs sold by the Underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any ADSs sold by the Underwriters to securities dealers may be sold at a discount of up to $      per ADS from the initial price to public. Any such securities dealers may resell any ADSs purchased from the Underwriters to certain other brokers or dealers at a discount of up to $0.10 per ADS from the initial price to public. If all the ADSs are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $3,500,000 including registration fees of approximately $165,000, printing and courier fees of approximately $525,000, professional fees of approximately $1,070,000, directors’ and officers’ insurance premiums related to this offering of approximately $330,000 and other expenses of approximately $1,410,000.

The selling shareholders are paying all expenses of the offering, including underwriting discounts and commissions.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by brokers-dealers registered with the Securities and Exchange Commission.

Affiliates of the underwriters may purchase up to 10% of the ADSs being offered hereby on the same terms and at the same initial price to public as set forth on the cover page of this prospectus supplement. If purchased, such ADSs are intended to be held in investment accounts maintained by such affiliates of the underwriters.

We, our executive officers and our directors have agreed with the Underwriters not to dispose of or hedge any of our or their equity shares, ADSs or securities convertible into or exchangeable for ADSs or equity shares or any similar securities during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives of the Underwriters, and subject to certain exceptions.

Selling Restrictions

Australia

This document is not a disclosure document under Part 6D of the Corporations Act 2001 (Cth) (the “Australian Corporations Act”), will not be lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under the Australian Corporations Act.

Accordingly, (i) the offer of ADSs under this document is only made to persons to whom it is lawful to offer ADSs without disclosure to investors under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in Section 708 of the Australian Corporations Act, (ii) this document will be made available in Australia to persons set forth in (i) above, and (iii) the underwriters must send the offeree a notice stating in substance that by accepting the offer of ADSs, the offeree represents that it is such a person as set forth in (i) above and agrees not to sell or offer for sale with Australia any ADSs sold to the offeree within 12 months after their transfer to the offeree under this document.

European Economic Area

In relation to each Member State of the European Economic Area (the European Union, Iceland, Norway and Liechtenstein) which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any securities which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ADS may be made at any time under the following exemptions under the Prospectus Directive, if any have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the Underwriters; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall result in a requirement for the publication by us or any Underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of his provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the

Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

France

The ADSs will not be offered or sold, directly or indirectly, to the public in France and only qualified investors (Investisseurs Qualifiés) as defined in and in accordance with Article L.411-2 of the French Code Monétaire et Financier, as amended, and Decree no. 98-880 dated October 1, 1998, as amended, acting for their own account, are eligible to accept the offer and sale of the ADSs. This document or any other offering material relating to the global offering has not been and shall not be distributed to the public in France. This document has not been submitted to the clearance of the Autorité des marchés financiers.

Hong Kong

The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

India

No prospectus may be distributed directly or indirectly in India to the residents of India and the Underwriters may not offer or sell, directly or indirectly, any ADSs in India to, or for the account or benefit, of any resident of India.

Italy

The offering of the ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa, or CONSOB, in accordance with Italian securities legislation. Accordingly, (i) sales of the ADSs in the Republic of Italy shall be effected in accordance with all Italian securities, tax and other applicable laws and regulations; and (ii) the ADSs have not been offered, sold or delivered, and will not be offered, sold or delivered, and copies of this prospectus supplement or any other document relating to the ADSs have not been distributed in the Republic of Italy unless such offer, sale or delivery of the ADSs or distribution of copies of this prospectus supplement or other documents relating to the ADSs in the Republic of Italy is to qualified investors (operatori qualificati), as defined by Articles 25 and 31(2) of CONSOB Regulation no. 11522 of July 1, 1998 as subsequently modified (Regulation 11522), except for individuals referred to in Article 31(2) of Regulation 11522 who exercise administrative, managerial or supervisory functions at a registered securities dealing firm (a Società di Intermediazione Mobiliare or SIM), management companies (società di gestione del risparmio) authorized to manage individual portfolios on behalf of third parties and fiduciary companies authorized to manage individual portfolios pursuant to Article 60(4) of Legislative Decree no. 415 of July 23, 1996, and copies of this prospectus supplement may not be reproduced or redistributed or passed on, directly or indirectly, to any other person or published in whole or in part. Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus supplement in Italy must be made solely by entities which are duly authorized to conduct such activities in Italy and must be in full compliance with the provisions contained in Legislative Decree no. 58 of February 24, 1998, Legislative Decree no. 385 of September 1, 1993 and any other applicable laws and regulations and possible requirements or limitations which may be imposed by the Italian competent authorities.

Japan

As part of the offering, it is expected a certain number of ADSs will be offered in Japan in the Japanese Public Offering. It is intended that the offering in Japan be made by way of a public offer in Japan or, if for any reason, the

Japanese Public Offering does not proceed, by way of a private placement instead (in either case, in accordance with the Securities and Exchange Law of Japan and the regulations thereunder). In any case, this document is not intended to constitute an offer of or the solicitation of an offer to buy ADSs to any resident of Japan. The Japanese Public Offering, if made, will be made pursuant to a securities notice to be filed by us with the relevant authority in Japan in accordance with the Securities and Exchange Law of Japan, as amended. The offering price will be identical for both the Japanese Public Offering and the offering. ADSs purchased by any Underwriter to be sold in Japan will be purchased as principal and in connection with the initial offering and distribution of such ADSs, such ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except in accordance with the terms and conditions of the Japanese Public Offering under the securities notice (in the case of such a Japanese offering) or except in compliance with the Securities and Exchange Law of Japan and other applicable laws and regulations of Japan (in the case of a private placement). As used in this paragraph, “resident of Japan” means any person residing in Japan, including any corporations or other entities organized under the laws of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor whose sole purpose is to hold investments and each beneficiary is an accredited investor, equity shares, debentures and units of equity shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired our ADSs under Section 275 except:

(1)	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transactions, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(2)	where no consideration is given for the transfer; or

(3)	where the transfer is by operation of law.

Spain

The offer of the ADSs has not been registered with the Comisión Nacional del Mercado de Valores. Accordingly, the ADSs will not be offered or sold in the Kingdom of Spain nor will any document or offer materials be distributed in Spain or targeted to Spanish resident investors except in compliance and in accordance with the requirements of the Spanish Securities Market Law, as amended, and the Royal Decree 291/1992, 27 March as amended, and the regulations issued thereunder.

United Arab Emirates

This prospectus supplement and the accompanying prospectus is not intended to constitute an offer, sale or delivery of equity shares, ADSs or other securities under the laws of the United Arab Emirates (the “UAE”). The equity shares and the ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the equity shares, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise. Neither we nor any of the Underwriters has received any authorisation or licensing from the UAE Central Bank or any other relevant authority in the UAE to market, offer or sell the equity shares or the ADSs within the UAE.

No marketing of the equity shares or the ADSs has been or will be made from within the UAE and no subscription to any equity shares or ADSs may or will be consummated within the UAE. Neither we nor any Underwriter is a licensed broker or dealer or investment adviser under the laws applicable in the UAE, and do not advise residents in the UAE as to the appropriateness of investing in or purchasing or selling securities or transacting in other financial products. Nothing contained in this prospectus supplement and the accompanying prospectus is intended to constitute UAE investment, legal, tax, accounting or other professional advice. This prospectus supplement and the accompanying prospectus is for information only and nothing in this prospectus supplement and the accompanying prospectus is intended to endorse or recommend a particular course of action. Prospective investors should consult with an appropriate professional for specific advice rendered on the basis of their situation.

This prospectus supplement and the accompanying prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the equity shares and the ADSs may not be offered or sold directly or indirectly to the public in the UAE.

United Kingdom

No offer of ADSs has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended (the “FSMA”), except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA. Each Underwriter has represented and agreed that: (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FMSA) to persons who are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21(1) of the FSMA does not apply to us; and (ii) it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADS in, from or otherwise involving the United Kingdom.

No action may be taken in any jurisdiction other than the United States and Japan that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

A prospectus in electronic format may be made available on the website maintained by one or more underwriters or securities dealers. The representatives of the Underwriters may agree to allocate a number of ADSs to the Underwriters for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated by the representatives to the Underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the Underwriters to securities dealers who resell ADSs to online brokerage account holders.

In connection with the offering, the Underwriters may purchase and sell equity shares and/or ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the Underwriters’ option, if any, to purchase additional ADSs from the selling shareholders in the offering. The Underwriters may close out any covered short position by purchasing ADSs in the open market. “Naked” short sales are any sales in excess of such option, if any. The Underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids or purchases of ADSs made by the Underwriters in the open market prior to the completion of the offering.

The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such Underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the Underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s shares, and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

One or more affiliates of each of the Underwriters was or is a customer of ours. In fiscal 2006, one or more affiliates of each of ABN AMRO Bank N.V., Banc of America Securities LLC, Goldman Sachs (Asia) L.L.C. and UBS AG were among our 25 largest customers, and in fiscal 2005, one or more affiliates of each of Banc of America Securities LLC and Goldman Sachs (Asia) L.L.C. were among our 25 largest customers.

As of October 31, 2006, affiliates of:

•	ABN AMRO Bank N.V., Hong Kong branch, owned 1,535,744 of our equity shares;

•	N M Rothschild & Sons (Hong Kong) Limited did not own any of our equity shares or ADSs;

•	Banc of America Securities LLC owned 740 of our equity shares;

•	Deutsche Bank Securities Inc. owned 2,580,583 of our equity shares and 342,395 ADSs;

•	Goldman Sachs (Asia) L.L.C. owned 590,705 of our equity shares and 218,351 ADSs;

•	J.P. Morgan Securities Inc. owned 3,173,533 of our equity shares and 21,960 ADSs;

•	Nomura Singapore Limited owned 649,732 ADSs; and

•	UBS AG owned 1,852,016 of our equity shares and 214,259 ADSs.

Certain of these affiliates of the Underwriters have chosen to sell a portion of their equity shares and are participating in the Indian invitation to offer on a pari passu basis and upon the same terms and conditions applicable to all holders of our equity shares. Gross proceeds to these affiliates of the Underwriters are estimated to be approximately $     .

Certain of the Underwriters and their respective affiliates have, from time to time performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses.

The number of shares being sold by the selling shareholders in the offering, including those that may be sold by affiliates of our underwriters, will not be determined until the closing of the Indian invitation to offer, which will occur shortly before pricing of the offering. As such, there is a possibility that 10% or more of the net offering proceeds, not including underwriting compensation, may be paid to NASD members participating in the distribution of the offering or associated or affiliated persons of such members. In such an event, the offering will be made pursuant to the provisions of NASD Rule 2710(h) and NASD Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

We and the selling shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The representatives of the Underwriters may be contacted at the following address:

•	ABN AMRO Bank N.V., Hong Kong branch and N M Rothschild & Sons (Hong Kong) Limited, each trading as ABN AMRO Rothschild, 41st Floor, Cheung Kong Center, 2 Queen’s Road, Central, Hong Kong;

•	Banc of America Securities LLC, 9 West 57th Street, New York, NY 10019, USA;

•	Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, USA;

•	Goldman Sachs (Asia) L.L.C., 68th Floor, Cheung Kong Center, 2 Queen’s Road, Central, Hong Kong;

•	J.P. Morgan Securities Inc., 277 Park Avenue, 20th Floor, New York, NY 10172, USA;

•	Nomura Singapore Limited, Six Battery Road #34-01, Singapore 049909; and

•	UBS AG, 52nd Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong.

LEGAL MATTERS

The validity of the ADSs offered hereby and the validity of the equity shares represented by the ADSs offered hereby will be passed upon by Crawford Bayley & Co., Mumbai, India, our Indian counsel. U.S. securities matters in connection with the offering will be passed upon by Wilson Sonsini Goodrich & Rosati, P.C., our U.S. counsel. Certain matters in connection with the offering will be passed upon on behalf of the Underwriters by Latham & Watkins LLP and Amarchand & Mangaldas & Suresh A. Shroff & Co., India, counsel for the Underwriters. Wilson Sonsini Goodrich & Rosati, P.C. may rely upon Crawford Bayley & Co. with respect to certain matters governed by Indian law. Crawford Bayley & Co. together with its affiliates owns 51,600 of our equity shares.

INDIAN FINANCIAL ADVISOR

In connection with the offering, Enam Financial Consultants Pvt. Ltd., or Enam, is the Indian financial advisor to Infosys. Enam, together with its affiliates, officers and directors, and their immediate family members, own 1,246,930 of our equity shares.

PROSPECTUS

Infosys Technologies Limited

American Depositary Shares

Representing

Equity Shares

From time to time, selling shareholders of Infosys Technologies Limited may sell American Depositary Shares, or ADSs, representing our equity shares in amounts, at prices and on terms described in one or more supplements to this prospectus. Each ADS offered represents one equity share. We will not receive any proceeds from any offering pursuant to this prospectus.

This prospectus describes some of the general terms that may apply to an offering of our ADSs representing equity shares. The specific terms and any other information relating to a specific offering will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference into this prospectus.

The selling shareholders may offer and sell ADSs representing our equity shares to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our ADSs are quoted on The NASDAQ Global Select Market under the symbol “INFY.” The last reported sale price of our ADSs on November 6, 2006 was $51.66 per ADS.

Investing in our ADSs involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 7, 2006

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process. This prospectus provides you with a general description of the American Depositary Shares, or ADSs, representing our equity shares that our selling shareholders may offer. Each time our selling shareholders offer ADSs representing our equity shares, we will provide a supplement to this prospectus. The accompanying prospectus supplement will describe the specific terms of that offering, and may also include a discussion of any special considerations applicable to our ADSs. The accompanying prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. Please read carefully this prospectus and the accompanying prospectus supplement. In addition to the information contained in the documents, we refer you to the information contained under the headings “Available Information” and “Incorporation of Documents by Reference.” The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the ADSs offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC website or at the SEC’s offices, each of which is listed under the heading “Available Information.”

All references in this prospectus and the accompanying prospectus supplement to “Infosys,” “our Company,” “we,” “us” or “our” mean Infosys Technologies Limited, unless we state otherwise or as the context requires.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including our financial statements and the related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors,” which we describe in our annual report on Form 20-F for the year ended March 31, 2006 and in other documents that we subsequently file with the SEC, and which we will describe in supplements to this prospectus.

Infosys Technologies Limited

We are a leading global technology services firm. We provide comprehensive end-to-end business solutions that leverage technology for our clients, including consulting, design, development, software re-engineering, maintenance, systems integration, package evaluation and implementation and infrastructure management services. We also provide software products to the banking industry. Through Infosys BPO, our majority-owned subsidiary, we provide business process management services such as offsite customer relationship management, finance and accounting, and administration and sales order processing. Our clients rely on our solutions to enhance their business performance.

We utilize a distributed project management methodology, which we refer to as our Global Delivery Model, to divide projects into components that are executed simultaneously at client sites and at our global development centers in India and around the world. Our Global Delivery Model provides clients with seamless, high quality solutions in reduced timeframes, enabling our clients to achieve operating efficiencies and realize significant cost savings. To address changing industry dynamics, we continue to refine our Global Delivery Model. Through our Modular Global Sourcing framework, for example, we assist clients in evaluating and defining, on both a modular and enterprise-wide basis, the client’s business processes and applications that can be outsourced, and the capabilities required to effectively deliver those processes and applications to the organization.

We serve clients in the financial services, manufacturing, telecommunications, retail, utilities, logistics and other industries. In fiscal 2006, some of our top 25 clients by revenues (including their affiliates) in the core industries we serve included Aetna, Apple, Bank of America, BT, Microsoft and Toshiba. Our industry focus enables us to tailor solutions to address our clients’ business and technology needs.

We believe we have among the best talent in the Indian technology services industry, and we are committed to remain among the industry’s leading employers. In 2006, we were ranked as the best company to work for in India by the Business Today-TNS-Mercer survey in Business Today.

Our revenues grew from $545 million in fiscal 2002 to $2,152 million in fiscal 2006, representing a compound annual growth rate of 41.0%. Our net income grew from $164 million to $555 million during the same period, representing a compound annual growth rate of 35.6%. For the six months ended September 30, 2006, we had revenues of $1,406 million and net income of $373 million.

In addition, between March 31, 2002 and March 31, 2006, our total employees grew from approximately 10,700 to approximately 52,700, representing a compound annual growth rate of 49.0%. As of September 30, 2006, we had approximately 66,100 employees.

We were founded in 1981. We completed our initial public offering of equity shares in India in 1993 and our initial public offering of ADSs in the United States in 1999. In August 2003 and June 2005, we completed sponsored secondary offerings of ADSs in the United States on behalf of our shareholders.

Our principal executive offices are located at Electronics City, Hosur Road, Bangalore, Karnataka, India 560 100, and our telephone number at that address is +91 (80) 2852-0261. Our wholly owned subsidiaries are Infosys Technologies (Australia) Pty. Limited, or Infosys Australia, Infosys Technologies (China) Co. Limited, or Infosys China, and Infosys Consulting Inc., or Infosys Consulting. Infosys BPO Limited, or Infosys BPO, is our majority owned subsidiary. Our website addresses are www.infosys.com and www.infy.com and do not constitute a part of this prospectus.

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the U.S. SEC which are incorporated by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our Company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as ‘anticipate,’ ‘believe,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘will,’ ‘project,’ ‘seek,’ ‘should,’ and similar expressions. Those statements include, among other things, the discussions of our business strategy and expectations concerning our market position, future operations, margins, profitability, liquidity and capital resources. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be materially incorrect. The uncertainties in this regard include, but are not limited to, those identified in the risk factors incorporated by reference into this prospectus. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to update these forward-looking statements to reflect future events or circumstances.

USE OF PROCEEDS

All ADSs sold pursuant to this prospectus will be sold on behalf of the selling shareholders. We will not receive any of the proceeds from the sale of the ADSs.

DESCRIPTION OF EQUITY SHARES

Set forth below is the material information concerning our share capital and a brief summary of the material provisions of our Articles of Association, Memorandum of Association and the Companies Act, 1956, or the Indian Companies Act, all as currently in effect. The following description of our equity shares and the material provisions of our Articles of Association and Memorandum of Association does not purport to be complete and is qualified in its entirety by our Articles of Association and Memorandum of Association that are included as exhibits or incorporated by reference into the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

General

Our authorized share capital is Rs. 3,000,000,000 divided into 600,000,000 equity shares, par value Rs. 5 per share. As of September 30, 2006, 555,785,001 equity shares were issued, outstanding and fully paid. The equity shares are our only class of share capital. We currently have no convertible debentures or warrants outstanding. As of September 30, 2006, we had outstanding options to purchase 15,126,339 equity shares and 3,733,549 ADSs. For the purposes of this prospectus, “shareholder” means a shareholder who is registered as a member in our register of members or whose name appears in the beneficiary position held by the depositories.

Dividends

Under the Indian Companies Act, our board of directors recommends the payment of a dividend which is then declared by our shareholders in a general meeting. However, the board is not obliged to recommend a dividend.

Similarly, under our Articles of Association and the Indian Companies Act our shareholders may, at the Annual General Meeting, declare a dividend in an amount less than that recommended by the board of directors, but they cannot increase the amount of the dividend. In India, dividends are generally declared as a percentage of the par value of a company’s equity shares. The dividend declared by the shareholders, if any, and subject to the limitations described above, is required to be distributed and paid to shareholders in proportion to the paid up value of their shares within 30 days of the declaration by the shareholders at the Annual General Meeting. Pursuant to our Articles of Association, our board of directors has discretion to declare and pay interim dividends without shareholder approval. Under the Indian Companies Act, dividends can only be paid in cash to the registered shareholder, the shareholder’s order or the shareholder’s banker’s order, at a record date fixed on or prior to the date of the Annual General Meeting.

The Indian Companies Act provides that any dividends that remain unpaid or unclaimed after the 30-day period from the date of declaration of a dividend are to be transferred to a special bank account opened by the company at an approved bank. We transfer any dividends that remain unclaimed for seven years from the date of the transfer to an Investor Education and Protection fund established by the Government of India. After the transfer to this fund, such unclaimed dividends may not be claimed.

Under the Indian Companies Act, dividends may be paid out of profits of a company in the year in which the dividend is declared or out of the undistributed profits of previous fiscal years after providing for depreciation. Before declaring a dividend greater than 10% of the par value of its equity shares, a company is required to transfer to its reserves a minimum percentage of its profits for that year, ranging from 2.5% to 10% depending upon the dividend percentage to be declared in such year.

The Indian Companies Act further provides that in the event of an inadequacy or absence of profits in any year, a dividend may be declared for such year out of the company’s accumulated profits that has been transferred to its reserves, subject to the following conditions:

•	the rate of dividend to be declared may not exceed 10% of its paid up capital or the average of the rate at which dividends were declared by the company in the prior five years, whichever is less;

•	the total amount to be drawn from the accumulated profits earned in the previous years and transferred to the reserves may not exceed an amount equivalent to 10% of the sum of its paid up capital and free reserves, and the amount so drawn is to be used first to set off the losses incurred in the fiscal year before any dividends in respect of preference or equity shares are declared; and

•	the balance of reserves after such withdrawals shall not fall below 15% of the company’s paid up capital.

Bonus Shares

In addition to permitting dividends to be paid out of current or retained earnings as described above, the Indian Companies Act permits a company to distribute an amount transferred from the reserve or surplus in the company’s profit and loss account to its shareholders in the form of bonus shares (similar to a stock dividend). The Indian Companies Act also permits the issuance of bonus shares from a securities premium account. Bonus shares are distributed to shareholders in the proportion recommended by the board of directors. Shareholders of record on a fixed record date are entitled to receive such bonus shares.

Consolidation and Subdivision of Shares

The Indian Companies Act permits a company to split or combine the par value of its shares, provided such split or combination is not made in fractions. Shareholders of record on a fixed record date are entitled to receive the split or combination.

Preemptive Rights and Issue of Additional Shares

The Indian Companies Act gives shareholders the right to subscribe for new shares in proportion to their respective existing shareholdings unless otherwise determined by a special resolution passed by a General Meeting of the shareholders. Under the Indian Companies Act, in the event of an issuance of securities, subject to the limitations set forth above, a company must first offer the new shares to the shareholders on a fixed record date. The offer must include: (i) the right, exercisable by the shareholders of record, to renounce the shares offered in favor of any other person; and (ii) the number of shares offered and the period of the offer, which may not be less than 15 days from the date of offer. If the offer is not accepted it is deemed to have been declined and thereafter the board of directors is authorized under the Indian Companies Act to distribute any new shares not purchased by the preemptive rights holders in the manner that it deems most beneficial to the company.

Meetings of Shareholders

We must convene an Annual General Meeting of shareholders each year within 15 months of the previous annual general meeting or within six months of the end of the previous fiscal year, whichever is earlier. In certain circumstances a three month extension may be granted by the Registrar of Companies to hold the Annual General Meeting. The Annual General Meeting of the shareholders is generally convened by our Secretary pursuant to a resolution of the board of directors. In addition, the Board may convene an Extraordinary General Meeting of shareholders when necessary or at the request of a shareholder or shareholders holding at least 10% of our paid up capital carrying voting rights. Written notice setting out the agenda of any meeting must be given at least 21 days prior to the date of the General Meeting to the shareholders of record, excluding the days of mailing and date of the meeting. Shareholders who are registered as shareholders on the date of the General Meeting are entitled to attend or vote at such meeting. The Annual General Meeting of shareholders must be held at our registered office or at such other place within the city in which the registered office is located; and meetings other than the Annual General Meeting may be held at any other place if so determined by the board of directors.

NASDAQ Marketplace Rule 4350(a) provides that a foreign private issuer may follow its home country practice in lieu of the requirements of Rule 4350, provided such foreign private issuer shall disclose in its annual reports filed with the SEC each requirement of Rule 4350 that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements.

Under the NASDAQ Marketplace Rule 4350(f), companies that maintain a listing on NASDAQ are required to provide for a quorum as specified in its by-laws for any meeting of its stockholders, and in no case shall the quorum be less than 33 1/3% of the outstanding shares of a company’s common voting stock. In India, the requirement for a quorum is the presence of at least five shareholders in person. Our Articles of Association provide that a quorum for a General Meeting of our shareholders is constituted by the presence of at least five shareholders in person. Hence, we do not meet the quorum requirements under Rule 4350(f), and instead we follow our home country practice. Under the NASDAQ Marketplace Rule 4350(g), companies that maintain a listing on NASDAQ are required to solicit proxies and provide proxy statements for all meetings of shareholders and also provide copies of such proxy solicitation to NASDAQ. However, Section 176 of the Indian Companies Act prohibits a company incorporated under that Act from soliciting proxies. Because we are prohibited from soliciting proxies under Indian law, we will not meet the proxy solicitation requirement of Rule 4350(g). However, as described above, we give written notices of all our shareholder meetings to all the shareholders and we also file such notices with the SEC.

Voting Rights

At any General Meeting, voting is by show of hands unless a poll is demanded by a shareholder or shareholders present in person or by proxy holding at least 10% of the total shares entitled to vote on the resolution or by those holding shares with an aggregate paid up capital of at least Rs. 50,000. Upon a show of hands, every shareholder entitled to vote and present in person has one vote and, on a poll, every shareholder entitled to vote and present in person or by proxy has voting rights in proportion to the paid up capital held by such shareholders. The Chairman has a casting vote in the case of any tie. Any shareholder of the company entitled to attend and vote at a meeting of the company may appoint a proxy. The instrument appointing a proxy must be delivered to the company at least 48 hours prior to the meeting. Unless the Articles otherwise provide, a proxy may not vote except on a poll. A corporate shareholder may appoint an authorized representative who can vote on behalf of the shareholder, both upon a show of hands and upon a poll. An authorized representative is also entitled to appoint a proxy.

Ordinary resolutions may be passed by simple majority of those present and voting at any General Meeting for which the required period of notice has been given. However, special resolutions such as amendments of the

Articles of Association, commencement of a new line of business, the waiver of preemptive rights for the issuance of any new shares and a reduction of share capital, require that votes cast in favor of the resolution (whether by show of hands or on a poll) are not less than three times the number of votes, if any, cast against the resolution by members so entitled and voting. As per the Indian Companies Act, unless the articles of association of a company provide for all directors to retire at every annual general meeting, not less than two-third of the directors of a public company must retire by rotation, while the remaining one-third may remain on the board until they resign or are removed. Our Articles of Association require two thirds of our Directors to retire by rotation. One-third of the directors who are subject to retirement by rotation must retire at each Annual General Meeting. Further, the Indian Companies Act requires certain resolutions such as those listed below to be voted on only by a postal ballot:

•	amendments of the memorandum of association to alter the objects of the company and to change the registered office of the company under section 146 of the Indian Companies Act;

•	the issuance of shares with differential rights with respect to voting, dividend or other provisions of the Indian Companies Act;

•	the sale of the whole or substantially the whole of an undertaking or facilities of the company;

•	providing loans, extending guarantees or providing a security in excess of the limits allowed under Section 372A of the Indian Companies Act;

•	varying the rights of the holders of any class of shares or debentures;

•	the election of a director by minority shareholders; and

•	the buy back of shares.

Register of Shareholders; Record Dates; Transfer of Shares

We maintain a register of shareholders held in electronic form through National Securities Depository Limited and the Central Depositary Services (India) Limited. For the purpose of determining the shares entitled to annual dividends, the register is closed for a specified period prior to the Annual General Meeting. The date on which this period begins is the record date.

To determine which shareholders are entitled to specified shareholder rights such as a dividend, we may close the register of shareholders. The Indian Companies Act requires us to give at least seven days prior notice to the public before such closure. We may not close the register of shareholders for more than thirty consecutive days, and in no event for more than forty-five days in a year. Trading of our equity shares, however, may continue while the register of shareholders is closed.

Following the introduction of the Depositories Act, 1996, and the repeal of Section 22A of the Securities Contracts (Regulation) Act, 1956, which enabled companies to refuse to register transfers of shares in some circumstances, the equity shares of a public company are freely transferable, subject only to the provisions of Section 111A of the Indian Companies Act. Since we are a public company, the provisions of Section 111A will apply to us. In accordance with the provisions of Section 111A(2) of the Indian Companies Act, our board of directors may refuse to register a transfer of shares if they have sufficient cause to do so. If our board of directors refuses to register a transfer of shares, the shareholder wishing to transfer his, her or its shares may file a civil suit or an appeal with the Company Law Board/Tribunal.

Pursuant to Section 111A(3), if a transfer of shares contravenes any of the provisions of the Indian Companies Act and Securities and Exchange Board of India Act, 1992 or the regulations issued thereunder or any other Indian laws, the Tribunal may, on application made by the company, a depository incorporated in India, an investor, a participant, or the Securities and Exchange Board of India, direct the rectification of the register, record of members and/or beneficial owners. Pursuant to Section 111A(4) the Company Law Board/Tribunal may, in its discretion, issue an interim order suspending the voting rights attached to the relevant shares before making or completing its investigation into the alleged contravention.

Under the Indian Companies Act, unless the shares of a company are held in a dematerialized form, a transfer of shares is effected by an instrument of transfer in the form prescribed by the Indian Companies Act and the rules thereunder, together with delivery of the share certificates. Our transfer agent for our equity shares is Karvy Computershare Private Limited located in Hyderabad, India.

Disclosure of Ownership Interest

Section 187C of the Indian Companies Act requires holders of record who do not hold beneficial interests in shares of Indian companies to declare to the company certain details, including the nature of the holder’s interest and details of the beneficial owner. Any person who fails to make the required declaration within 30 days may be liable for a fine of up to Rs. 1,000 for each day the declaration is not made. Any charge, promissory note or other collateral agreement created, executed or entered into with respect to any share by the ostensible owner thereof, or any hypothecation by the ostensible owner of any share, pursuant to which a declaration is required to be made under Section 187C, shall not be enforceable by the beneficial owner or any person claiming through the beneficial owner if such declaration is not made. Failure to comply with Section 187C will not affect the obligation of the company to register a transfer of shares or to pay any dividends to the registered holder of any shares pursuant to which such declaration has not been made. While it is unclear under Indian law whether Section 187C applies to holders of ADSs of the company, investors who exchange ADSs for the underlying equity shares of the company will be subject to the restrictions of Section 187C. Additionally, holders of ADSs may be required to comply with such notification and disclosure obligations pursuant to the provisions of the Deposit Agreement to be entered into by such holders, the company and a depositary.

Audit and Annual Report

Under the Indian Companies Act, a company must file its annual report with the Registrar of Companies within 7 months from the close of the accounting year or within 30 days from the date of the Annual General Meeting, whichever is earlier. Copies of the annual report are also required to be simultaneously sent to stock exchanges on which the company’s shares are listed under the applicable listing agreements. At least 21 days before the Annual General Meeting of shareholders, a company must distribute a detailed version of the company’s audited balance sheet and profit and loss account and the reports of the board of directors and the auditors thereon. Under the Indian Companies Act, a company must file the balance sheet and annual profit and loss account presented to the shareholders with the Registrar of Companies within 30 days of the conclusion of the Annual General Meeting.

A company must also file an annual return containing a list of the company’s shareholders and other company information, within 60 days of the conclusion of the Annual General Meeting.

Company Acquisition of Equity Shares

Under the Indian Companies Act, approval by way of a special resolution of a company’s shareholders voting on the matter (votes cast in favor should be three times the votes cast against ) and approval of the Tribunal of the state in which the registered office of the company is situated is required to reduce the share capital of a company. However, a company would have to extinguish or reduce the liability of its shares in respect of share capital not paid up or would have to cancel any paid up share capital which is lost or would have to pay any paid up share capital which is in excess of the wants of the company. A company is not permitted to acquire its own shares for treasury operations.

A company may, under some circumstances, acquire its own equity shares without seeking the approval of the Tribunal.

An acquisition by a company of its own shares that does not rely on an approval of the Tribunal must comply with prescribed rules, regulations and conditions of the Indian Companies Act. In addition, public companies which are listed on a recognized stock exchange in India must comply with the provisions of the Securities and Exchange Board of India (Buy-back of Securities) Regulations, 1998, or Buy-back Regulations. Since we are a public company listed on two recognized stock exchanges in India, we would have to comply with the relevant provisions of the Indian Companies Act and the provisions of the Buy-back Regulations. Any ADS holder may participate in a company’s purchase of its own shares by withdrawing his or her ADSs from the depository facility, acquiring equity shares upon the withdrawal and then selling those shares back to the company.

There can be no assurance that equity shares offered by an ADS investor in any buy back of shares by us will be accepted by us. The regulatory approvals required for ADS holders to participate in a buyback is not entirely clear.

ADS investors are advised to consult their legal advisors for advice prior to participating in any buyback by us, including advice related to any related regulatory approvals and tax issues.

Liquidation Rights

Subject to the rights of secured creditors, employees, holders of any shares entitled by their terms to preferential repayment over the equity shares and taxes, if any, in the event of our winding-up, the holders of the equity shares are entitled to be repaid the amounts of paid up capital or credited as paid upon those equity shares. Subject to such payments, all surplus assets are paid to holders of equity shares in proportion to their shareholdings.

Redemption of Equity Shares

Under the Indian Companies Act, equity shares are not redeemable.

Discriminatory Provisions in Articles

There are no provisions in the Articles of Association discriminating against any existing or prospective holder of such securities as a result of such shareholder owning a substantial number of shares.

Alteration of Shareholder Rights

Under the Indian Companies Act, and subject to the provisions of the articles of association of a company, the rights of any class of shareholders can be altered or varied (i) with the consent in writing of the holders of not less than three-fourths of the issued shares of that class; or (ii) by special resolution passed at a separate meeting of the holders of the issued shares of that class. In the absence of any such provision in the articles, such alteration or variation is permitted as long as it is not prohibited by the agreement governing the issuance of the shares of that class.

Under the Indian Companies Act, the Articles may be altered by a special resolution of the shareholders.

Limitations on the Rights to Own Securities

The limitations on the rights to own securities of Indian companies, including the rights of non-resident or foreign shareholders to hold securities, are discussed in the sections entitled “Restrictions on Foreign Ownership of Indian Securities” in this prospectus.

Provisions on Changes in Capital

Our authorized capital can be altered by an ordinary resolution of the shareholders in a General Meeting. The additional issue of shares is subject to the preemptive rights of the shareholders. In addition, a company may increase its share capital, consolidate its share capital into shares of larger face value than its existing shares or sub-divide its shares by reducing their par value, subject to an ordinary resolution of the shareholders in a General Meeting.

Takeover Code and Listing Agreements

Under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997, or Takeover Code, upon the acquisition of more than 5%, 10%, 14%, 54% or 74% of the outstanding shares or voting rights of a publicly-listed Indian company, the acquirer (meaning a person who directly or indirectly, acquires or agrees to acquire shares or voting rights in a target company, or acquires or agrees to acquire control over the target company, either by himself or with any person acting in concert) is required to disclose the aggregate of his shareholding or voting rights in that target company to the company. The target company and the said acquirer are required to notify all the stock exchanges on which the shares of such company are listed. Further, the Takeover Code requires that any person holding more than 15% and less than 55% of the shares or voting rights in a company, upon the sale or purchase of 2% or more of the shares or voting rights of the company, disclose such sale/purchase and his revised shareholding to the company and all the stock exchanges on which the shares are listed within two days of such purchase or sale or receipt of intimation of allotment of such shares. A person who holds more than 15% of the shares or voting rights in any company is required to make an annual disclosure of his holdings to that company (which in turn is required to disclose the same and to each of the stock exchanges on which the company’s shares are listed). Holders of ADSs would be subject to these notification requirements.

Upon the acquisition of 15% or more of such shares or voting rights, or a change in control of the company, the acquirer is required to make a public announcement offering to purchase from the other shareholders at least a further 20% of all the outstanding shares of the company at a minimum offer price determined pursuant to the Takeover Code. If an acquirer holding more than 15% but less than 55% of shares acquires 5% or more shares during a fiscal year, the acquirer is required to make a public announcement offering to purchase from the other shareholders at least 20% of all the outstanding shares of the company at a minimum offer price determined pursuant to the Takeover Code. Any further acquisition of outstanding shares or voting rights of a publicly listed company by an acquirer who holds more than 55% but less than 75% of shares or voting rights also requires the making of an open offer to acquire such number of shares as would not result in the public shareholding being reduced to below the minimum specified in the listing agreement. Where the public shareholding in the target company may be reduced to a level below the limit specified in the listing agreement the acquirer may acquire such shares or voting rights only in accordance with the provisions of the Takeover Code. Since we are a listed company in India, the provisions of the Takeover Code will apply to us and to any person acquiring our equity shares or voting rights in our Company. However, the Takeover Code provides for a specific exemption from this provision to a holder of ADSs and states that this provision will apply to a holder of ADSs only once he or she converts the ADSs into the underlying equity shares.

We have entered into listing agreements with each of the Indian stock exchanges on which our equity shares are listed. Each of the listing agreements provides that if a person acquires or agrees to acquire 5% or more of the voting rights of our equity shares, the purchaser and we must, in accordance with the provisions of the Takeover Code, report its holding to us and the relevant stock exchange(s). The agreements also provide that if any person acquires or agrees to acquire our equity shares exceeding 15% of voting rights in our Company or if any person who holds our equity shares (which in the aggregate carries less than 15% of the voting rights) seeks to acquire our equity shares exceeding 15% of voting rights in our Company, then the acquirer/ purchaser must, in accordance with the provisions of the Takeover Code, before acquiring such equity shares, make an offer on a uniform basis to all of our remaining shareholders to acquire equity shares that have at least an additional 20% of the voting rights of our total outstanding equity shares at a prescribed price.

Although the provisions of the listing agreements entered into between us and the Indian stock exchanges on which our equity shares are listed will not apply to equity shares represented by ADSs, holders of ADSs may be required to comply with such notification and disclosure obligations pursuant to the provisions of the Deposit Agreement entered into by such holders, our Company and the depositary.

Voting Rights of Deposited Equity Shares Represented by ADSs

Under Indian law, voting of the equity shares is by show of hands unless a poll is demanded by a member or members present in person or by proxy holding at least 10% of the total shares entitled to vote on the resolution or by those holding shares with an aggregate paid up capital of at least Rs. 50,000. A proxy may not vote except on a poll.

As soon as practicable after receipt of notice of any meetings or solicitation of consents or proxies of holders of shares or other deposited securities, our Depositary shall fix a record date for determining the holders entitled to give instructions for the exercise of voting rights. The Depositary shall then mail to the holders of ADSs a notice stating (i) such information as is contained in such notice of meeting and any solicitation materials, (ii) that each holder on the record date set by the Depositary will be entitled to instruct the Depositary as to the exercise of the voting rights, if any pertaining to the deposited securities represented by the ADSs evidenced by such holder’s ADRs, (iii) the manner in which such instruction may be given, including instructions to give discretionary proxy to a person designated by us, and (iv) if the Depositary does not receive instructions from a holder, he would be deemed to have instructed the Depositary to give a discretionary proxy to a person designated by us to vote such deposited securities, subject to satisfaction of certain conditions.

On receipt of the aforesaid notice from the Depositary, our ADS holders may instruct the Depositary on how to exercise the voting rights for the shares that underlie their ADSs. For such instructions to be valid, the Depositary must receive them on or before a specified date.

The Depositary will try, as far as is practical, and subject to the provisions of Indian law and our Memorandum of Association and our Articles of Association, to vote or to have its agents vote the shares or other deposited securities as per our ADS holders’ instructions. The Depositary will only vote or attempt to vote as per an ADS holder’s instructions. The Depositary will not itself exercise any voting discretion.

Neither the Depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast, or for the effect of any vote. There is no guarantee that our shareholders will receive voting materials in time to instruct the Depositary to vote and it is possible that ADS holders, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

General

Deutsche Bank Trust Company Americas, as Depositary, will issue the ADSs. The ADSs will be evidenced by what are known as American Depositary Receipts, or ADRs, in the same way a share is evidenced by a share certificate. Each ADS will represent an ownership interest in one equity share, which will be deposited with the custodian under the deposit agreement among ourselves, the Depositary and you as a holder of ADSs, or the Deposit Agreement. Each ADS will also represent any securities, cash or other property that has been deposited with the Depositary or the custodian, but that has not been distributed directly to you. The deposited shares and any such additional property are all referred to below as “deposited securities.” Because the Depositary or Depositary’s nominee will be the registered owner of the shares, you must rely on the Depositary to exercise the rights of a shareholder on your behalf. The obligations of the Depositary are set out in the Deposit Agreement. If you become a holder of ADSs (or any interest therein), you will become a party to the Deposit Agreement and therefore will be bound by its terms and to the terms of the ADR evidencing your ADSs. The Deposit Agreement, the ADSs and the ADRs are governed by New York law.

The following is a summary of the material terms of the Deposit Agreement. Because it is a summary, it does not contain all of the information that may be important to you. Your rights and obligations as a holder of ADSs (or any interest therein) will be determined by reference to the terms of the Deposit Agreement and not by this summary. For more complete information, you should read the entire Deposit Agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the Deposit Agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also read a copy the Deposit Agreement at the SEC’s public reference facilities. See the section of this prospectus entitled “Available Information” for more information about the SEC’s public reference facilities. Copies of the Deposit Agreement and the form of ADR are also available for inspection at the corporate trust office of Deutsche Bank Trust Company Americas, currently located at 60 Wall Street, New York, New York 10005, and at the principal office of ICICI Bank Limited currently located at ICICI Towers, Bandra Kurla Complex, Mumbai, India 400 051. Deutsche Bank Trust Company Americas’ principal executive office is located at 60 Wall Street, New York, New York 10005.

How will I hold my ADSs?

The ADSs being offered will initially only be issued in “book entry” form, represented by a global ADR registered in the name of the nominee of The Depository Trust Company, or DTC. The Depositary will issue one global ADR to DTC and DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the ADSs. The participants will keep records of their clients who purchased the ADSs. Beneficial interests in the global ADR will be shown on, and transfers of interests in the global ADR will be made only through, records maintained by DTC and its participants.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant’s accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Euroclear and Clearstream Banking are direct participants. DTC’s book entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., The American Stock Exchange, LLC and the National Association of Securities Dealers, Inc.

If the Depositary receives any cash distribution on our shares represented by the global ADR, it will make payment of any amount you are entitled to receive by wire transfer to DTC’s nominee. The Depositary will treat DTC’s nominee as the holder of the global ADR for all purposes. Accordingly, the Depositary will have no direct responsibility or liability to pay amounts due on the global ADR to owners of beneficial interests in the global ADR.

It is DTC’s current practice, upon receipt of any cash payment, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global ADR as shown on DTC’s records. Payments by participants to holders of beneficial interests in the global ADR and voting by participants will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in “street name.” Disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the holders of beneficial interests in the global ADR will be the responsibility of direct and indirect participants.

The ADSs are transferable on the books of the Depositary. The Depositary may close the transfer books at any time when deemed expedient by it in connection with the performance of its duties or at our written request.

The Depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADSs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by holders of ADSs and will be entitled to protection and indemnity to the same extent as the Depositary.

You may also hold ADSs either directly or indirectly through your broker or other financial institution, and the remaining part of this description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, by means of the global ADR discussed above or otherwise, you must rely on the procedures of that broker or financial institution to assert the rights of holders of ADSs described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

The Depositary has agreed to pay to you the cash dividends or other distributions that it or the custodian receives on deposited securities, after deduction by it or upon payment to it of its fees and expenses and any taxes or governmental charges payable by it. You will receive these distributions in proportion to the number of underlying shares that your ADSs represent. You must hold the ADSs on the date established by the Depositary in order to be eligible for dividends and other distributions. It is possible that the record dates we use for dividends and other distributions on the shares and the record date used by the Depositary for the ADSs may not be the same.

Cash.  The Depositary will promptly convert any cash dividend or other cash distribution that we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any governmental approval is needed and cannot be readily obtained, the Deposit Agreement allows the Depositary to distribute U.S. dollars only to those holders of ADSs to whom it is possible. It will either distribute the currency that it cannot convert into U.S. dollars to holders of ADSs or hold it for the account of the holders of ADSs who have not been paid. It will not invest the currency that it cannot convert and it will not be liable for any interest. If the exchange rates fluctuate during a time when the Depositary cannot convert such cash distribution, you may lose some or all of the value of the distribution. Before making a distribution, the Depositary will deduct any withholding taxes that must be paid under any applicable laws.

Equity Shares.  The Depositary may, with our approval, and will if we request, distribute new ADSs representing any equity shares which we distribute as a dividend or free distribution. The Depositary will distribute new ADSs in proportion to the number of ADSs you already own. The Depositary may decide to distribute only whole ADSs. In that case, it will sell equity shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way it does with cash. If by receiving such shares the Depositary would be in violation of any applicable laws, the Depositary may sell such shares and distribute the net proceeds in the same way it does with cash.

The Depositary will not be required to distribute new ADSs unless it receives satisfactory assurances from us that such distribution will not violate applicable law. If the Depositary does not distribute additional ADSs, each ADS will also represent the new equity shares.

Rights to Receive Additional Shares.  If we offer holders of our securities any rights to subscribe for additional equity shares or any other rights, the Depositary, after consultation with us, has discretion to determine how these rights become available to you as a holder of ADSs. We must furnish the Depositary with satisfactory evidence that it is legal to do so. The Depositary could decide it is not legal or practical to make the rights available to you, or it could decide that it is only legal or practical to make the rights available to some, but not all, holders of ADSs. The Depositary may decide to sell the rights and distribute the proceeds in the same way it does with cash. If the Depositary decides that it is not legal or practical to make the rights available to you or to sell the rights, the Depositary will allow the rights that are not distributed or sold to lapse. In that case, you will receive no value for them. The Depositary is not responsible for a failure in determining whether or not it is legal or practical to distribute the rights, so long as it acts in good faith.

If the Depositary makes rights available to you, it will exercise the rights and purchase the equity shares or other securities on your behalf. The Depositary will then deposit the equity shares or other securities and issue ADSs to you. It will only exercise rights if you pay it the exercise price, its fees and expenses and any other charges the rights require you to pay.

The Depositary will not offer rights to holders of ADSs having an address in the United States unless both the rights and the securities to which such rights relate are either registered under the U.S. securities laws or are exempt from registration. The Depositary is not obliged to file a registration statement in that regard or to endeavor to have such a registration statement declared effective.

Other Distributions.  The Depositary, after consultation with us, will send you anything else that we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the Depositary may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or, it may decide to adopt any other method as it may deem equitable and practicable in order to effect such distribution.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. We have no obligation (including no obligation to register securities under U.S. or Indian securities laws) to take any action to permit the distribution of ADSs, equity shares, rights or anything else to holders of ADSs. This means you may not receive the distributions that we make on our equity shares or any value for them if it is illegal or impractical for us or the Depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How does the Depositary issue ADSs?

The Depositary has agreed to accept deposits of outstanding shares in accordance with applicable regulations of the Reserve Bank of India. The Depositary will issue ADSs if you or your broker deposit with the custodian a share register extract evidencing your ownership of shares and evidence that the shares were acquired on a stock exchange in India through a registered broker. In the case of the ADSs to be offered under this prospectus, the Depositary will arrange with the escrow agent for the invitation to offer to deposit the shares. Share register extracts deposited in the future with the custodian must be accompanied by documents, including instruments showing that the relevant shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made. Each person depositing shares will be deemed to make certain representations regarding the status of shares and its authorization to make such deposit. After the initial deposit of shares, each such person shall also be deemed to represent that the deposit of such shares or the sale of the ADSs is not restricted under the applicable U.S. or Indian laws.

The custodian will hold all deposited shares for the account of the Depositary. You thus have no direct ownership interest in the shares and only have such rights as are set out in the Deposit Agreement. The custodian also will hold any additional securities, property and cash received on or in substitution for the deposited shares. Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the Deposit Agreement, including the payment of the fees and expenses of the Depositary and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will issue a receipt in the name of the person entitled thereto evidencing the number of ADSs to which that person is entitled. The Depositary will deliver certificated ADSs at the Depositary’s corporate trust office in New York or any other location that it may designate as its transfer office.

The Depositary and the custodian will refuse to accept shares for deposit if we restrict the transfer of shares and such transfer would result in the ownership of shares being in violation of any applicable laws.

If you present shares for deposit (for so long as you are a holder or beneficial holder of ADSs, you may be required from time to time to provide such information) and execute such certificates and make such representations and warranties as we or the Depositary may deem necessary or appropriate to ensure compliance with applicable laws and other matters relating to your ownership of ADSs (or any interest therein), the Depositary will issue ADSs.

How do holders of ADSs cancel an ADS and obtain deposited securities?

Except in limited circumstances, a holder of ADSs who surrenders ADSs and withdraws shares is not permitted subsequently to deposit such shares and obtain ADSs.

You will be entitled to receive the respective amount of deposited securities upon surrender of ADS and payment of the fees of the Depositary and the governmental charges and taxes. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at your risk and expense.

If you surrender ADSs and withdraw shares, you will have to take such shares in electronic dematerialized form. Transfer of such equity shares between non-residents and residents are freely permitted only if they comply with the pricing guidelines specified by the Reserve Bank of India, or RBI. If the equity shares sought to be transferred are not transferred in compliance with such pricing guidelines then prior RBI approval is required. In addition you will be:

•	required to establish an account with an Indian affiliate of the Depositary to hold or sell shares in electronic dematerialized form and may incur customary fees and expenses in connection therewith; and

•	liable for Indian stamp duty at the rate of 0.5% of the market value of the ADSs or shares exchanged upon the acquisition of shares from the Depositary.

Otherwise, the Depositary only may restrict the withdrawal of deposited securities to the extent permitted by U.S. securities law, which currently permits depositaries to suspend withdrawals in connection with:

•	temporary delays caused by closing transfer books of the Depositary or our share registrar or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges;

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or the withdrawal of the underlying shares; or

•	U.S. securities laws provide that this right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Transmission of Notices to Shareholders

We will promptly transmit to the Depositary those communications that we make generally available to our shareholders, including annual reports together with annual audited consolidated financial statements prepared in conformity with U.S. GAAP. There may be other communications or notices that we only make to holders of our equity shares, which will not be forwarded to holders of ADSs. If communications were not originally in English, we will translate them. Upon our request, the Depositary will arrange for the timely mailing of copies of communications which are sent to all holders of ADSs and will make a copy of such communications available for inspection at the Depositary’s corporate trust office.

The Depositary will make available for holders of ADSs’ inspection any receipts evidencing the payment of any taxes imposed on ADS holders in respect of distributions or gains and notices, reports and communications, including any proxy soliciting material, which the Depositary received from us.

Voting Rights

How do I vote?

You do not have the right as a holder of ADSs to attend our shareholder meetings. You may instruct the Depositary to vote the equity shares underlying your ADSs. You could exercise your right to vote directly if you withdraw the equity shares. However, you may not know about the meeting sufficiently in advance to withdraw the equity shares.

If requested by us, the Depositary will notify you of upcoming votes and arrange to deliver our voting materials to you. The materials will describe the matters to be voted on and explain how you, if you hold the ADSs on a date specified by the Depositary, may instruct the Depositary to vote the deposited securities underlying your ADSs as you direct. For your instructions to be valid, the Depositary must receive them in writing on or before a date specified by the Depositary. The Depositary will try, as far as practical, subject to Indian laws and the provisions of our Articles of Association, to vote or to have its agents vote the deposited securities as you instruct. The Depositary will only vote as you instruct and will not itself exercise any voting discretion. However, if the Depositary does not receive instructions from any holder of ADSs with respect to any of the deposited securities on or before the date established by the Depositary, such holder shall be deemed to have instructed the Depositary to give a discretionary proxy to a person designated by us, provided that:

•	no such discretionary proxy shall be given with respect to any matter as to which we inform the Depositary that we do not wish such proxy given or substantial opposition exists or the rights of holders of ADSs be adversely affected; and

•	the Depositary shall not have any obligation to give such discretionary proxy if we shall not have delivered to it a required local counsel opinion and representation letter.

Under Indian law, voting of the shares is by show of hands unless a poll is demanded by any shareholder or shareholders present in person or by proxy holding at least 10% of the total shares entitled to vote on the resolution or by those holding shares with an aggregate paid up capital of at least Rs. 50,000. A proxy may not vote except on a poll. In the event that the Depositary receives express instruction from a holder of ADSs to demand a poll with respect to any matter to be voted on by such holders, the Depositary may request a poll with respect to such matters. We will make reasonable best efforts to demand a poll at the meeting at which such matters are to be voted on and to vote such shares in accordance with such holders’ instructions. Prior to any request demanding a poll by the Depositary we are required to use our best efforts to deliver to the Depositary an opinion of Indian counsel stating that such action is in conformity with all applicable laws and that such demand for a poll will not expose the Depositary to any liability to any person.

You will not receive voting materials if we do not request the Depositary to distribute them and even then, you may not receive voting materials in time to ensure that you can instruct the Depositary to vote your shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions or for the effect of any vote, provided its action or inaction is without gross negligence and in good faith. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your equity shares are not voted as you requested.

Fees and Expenses

What fees and expenses will I be responsible for paying?

Persons depositing shares will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property (or the distribution of any proceeds from the sale of shares, rights and other property), and for each surrender of ADSs in exchange for deposited securities. The fee in each case is up to $5.00 for each 100 ADSs, or any portion thereof, issued or surrendered. The Depositary may also charge a fee of up to $0.02 per ADS for any cash distribution to owners of ADSs, and a fee for the distribution of deposited securities pursuant to the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of ADSs that would have been charged as a result of the deposit of such securities, but which securities are instead distributed by the Depositary to holders. You or persons depositing shares also may be charged the following expenses:

•	share transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars.

We will pay all other charges and expenses of the Depositary and of any registrar, pursuant to agreements from time to time between us and the Depositary. We and the Depositary may amend the fees described above from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The Depositary may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until such payment is made, or it may deduct the amounts of taxes owed from any payments to you. It may also sell deposited securities by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we take actions that result in new securities being deposited in lieu of or in addition to the deposited securities theretofore on deposit with the custodian, including any change in par value, split-up, consolidation or other reclassification of deposited securities or any recapitalization, reorganization, merger, consolidation or sale of assets of our Company, then the Depositary, subject to terms and conditions of the Deposit Agreement, may choose to:

•	treat the securities it receives as part of the deposited securities, and each ADS will then represent a proportionate interest in that property;

•	distribute additional ADSs, subject to assurance of our outside legal counsel that such distribution may be made in compliance with applicable law; or

•	if any security so received may not be lawfully distributed, sell any securities or property received and distribute the proceeds as cash, subject to assurance of our outside legal counsel that such sale may be made in compliance with applicable law.

Amendment and Termination

How may the Deposit Agreement be amended?

We may agree with the Depositary to amend the Deposit Agreement and the form of ADRs without your consent for any reason. However any amendment that imposes or increases any fees or charges (except for taxes and other charges specifically payable by ADS holders under the Deposit Agreement) or that prejudices any substantial existing right of ADS holders will not become effective until the expiration of 30 days after notice of such amendment shall have been given to you. If a holder of ADSs continues to hold ADSs after being so notified of these changes, that holders of ADSs are deemed to agree to that amendment. An amendment can become effective before notice is given if necessary to ensure compliance with a new law, rule or regulation.

In no event will any amendment impair your right to surrender such ADS and receive the deposited securities, except to comply with mandatory provisions of applicable law.

How may the Deposit Agreement be terminated?

The Depositary may choose to resign and terminate the Deposit Agreement or we may instruct the Depositary to terminate the Deposit Agreement. The Depositary will give at least 30 days prior notice of termination, subject to our payment of any fees and expenses that we have agreed to pay the Depositary for establishing and maintaining the ADS facility. After termination, the Depositary’s only responsibility will be:

•	to deliver deposited securities to holders of ADSs who surrender their ADSs and pay applicable fees and taxes;

•	to collect dividends and other distribution pertaining to the deposited securities; and

•	without liability for interest, to hold or sell distributions received on deposited securities represented by ADSs which have not yet been surrendered.

One year after the termination date with the appropriate Government of India approvals, the Depositary may sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, for the owners of ADSs who have not yet surrendered their ADSs. Such holders of ADSs thereafter have the status of general creditors of the Depositary. After selling the deposited securities, the Depositary has no obligations except to account for those proceeds and other cash.

Limitations on Obligations and Liability to Holders of ADSs

Limits on our obligations and the obligations of the Depositary; limits on liability to holders of ADSs.

The Deposit Agreement expressly limits the obligations and liability of us and of the Depositary. Neither we nor the Depositary will be liable:

•	if we or they are forbidden, prevented or delayed in performing any obligation by circumstances beyond our or their control, including, without limitation, requirements of any laws, regulations, the terms of the deposited securities and acts of God;

•	for exercising or failing to exercise discretion under the Deposit Agreement;

•	if we or they perform our or their obligations without negligence or bad faith; or

•	for any action based on advice or information from legal counsel, accountants, any person presenting shares for deposit, any holder, or other qualified person.

Neither we nor the Depositary have any obligation to become involved in any lawsuit or other proceeding in respect of any deposited securities or the ADSs which may involve us or the Depositary in expense or liability, unless an indemnity satisfactory to us or the Depositary against all expenses, including fees and disbursements of counsel, and liability is furnished as often as may be required.

The Depositary may own and deal in any class of our securities and in ADSs.

Requirements for Depositary Actions

Before the Depositary will issue or register transfer of an ADS, make a distribution on an ADS, or permit withdrawal of equity shares, the Depositary may require:

•	payment of its fees;

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any deposited securities;

•	production of satisfactory proof of the identity of any signatory and genuineness of any signature or other information it deems necessary; and

•	compliance with applicable laws and regulations, provisions of our charter and resolutions of our board of directors, and regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

The Depositary also may suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADSs, or the withdrawal of deposited securities, unless the Deposit Agreement provides otherwise, if the register for ADSs is closed or if we or the Depositary decide any such action is reasonably necessary or advisable.

Deutsche Bank Trust Company Americas will keep books for the registration and transfer of ADSs at its offices. You may reasonably inspect such books, except if you have a purpose other than our business or a matter related to the Deposit Agreement or the ADSs.

Pre-Release of ADSs

In limited circumstances, subject to the provisions of the Deposit Agreement, the Depositary may issue ADSs before deposit of the underlying equity shares. This is called a pre-release of the ADS. The Depositary may also deliver equity shares upon cancellation of pre-released ADSs, even if the ADSs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying equity shares are delivered to the Depositary. The Depositary may receive ADSs instead of equity shares to close out a pre-release. Except as noted below, the Depositary may pre-release ADSs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the Depositary in writing, among others, that it or its customer owns the equity shares or ADSs to be deposited;

•	the pre-release must be fully collateralized with cash or other collateral that the Depositary considers appropriate;

•	the Depositary must be able to close out the pre-release on not more than five business days notice; and

•	the Depositary may require such other indemnities and set such other credit regulations as it deems appropriate.

In addition, the number of ADSs that may be outstanding at any time as a result of pre-release should not normally exceed 30% of the deposited securities, although the Depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Disclosure of Interests

By purchasing our ADSs, you agree to comply with our charter, the resolutions of our board of directors, applicable stock exchange and clearing agency requirements, and the laws of the Republic of India, the United States and any other relevant jurisdiction regarding record or beneficial ownership of deposited securities and any disclosure requirements regarding ownership of equity shares, all as if the ADSs were, for this purpose, the deposited securities they represent.

RESTRICTIONS ON FOREIGN OWNERSHIP OF INDIAN SECURITIES

The subscription, purchase and sale of shares of an Indian company are governed by various Indian laws restricting the issuance of shares by the company to non-residents or subsequent transfer of shares by or to non-residents. These restrictions have been relaxed in recent years. Set forth below is a summary of various forms of investment, and the restrictions applicable to each, including the requirements under Indian law applicable to the issuance of ADSs.

Foreign Direct Investment

Issuances by the Company

Subject to certain conditions, under current regulations, foreign direct investment in most industry sectors does not require prior approval of the Foreign Investment Promotion Board, or FIPB, or the Reserve Bank of India, or RBI, if the percentage of equity holding by all foreign investors does not exceed specified industry-specific thresholds. These conditions include certain minimum pricing requirements, compliance with the Takeover Code (as described below), and ownership restrictions based on the nature of the foreign investor (as described below). Purchases by foreign investors of ADSs are treated as direct foreign investment in the equity issued by Indian companies for such offerings. Foreign investment of up to 100% of our share capital is currently permitted in the IT industry.

Subsequent Transfers

Restrictions for subsequent transfers of shares of Indian companies between residents and non-residents were relaxed significantly as of October 2004. As a result, for a transfer between a resident and a non-resident of securities of an Indian company in the IT sector, such as ours, no prior approval of either the RBI or the Government of India is required, as long as certain conditions are met. These conditions include compliance, as applicable, with pricing guidelines, the Takeover Code (as described below), and the ownership restrictions based on the nature of the foreign investor (as described below). If a sale or purchase is conducted on a stock exchange at prevailing market prices, the pricing guidelines will be deemed satisfied. For off-market, negotiated transactions, the guidelines require a transaction price based on the prevailing market price.

Transfers between two non-residents are not subject to RBI approvals or pricing restrictions. However, for industries other than the technology sector, approval from the Government of India may be required for a transfer between two non-residents.

Portfolio Investment by Non-Resident Indians

Investments by persons of Indian nationality or origin residing outside of India, or NRIs, or registered Foreign Institutional Investors, or FIIs (as described below) made through a stock exchange are known as portfolio investments, or Portfolio Investments.

NRIs are permitted to make Portfolio Investments on favorable tax and other terms under India’s Portfolio Investment Scheme. Under the scheme, an NRI can purchase up to 5% of the paid up value of the shares issued by a company, subject to the condition that the aggregate paid up value of shares purchased by all NRIs does not exceed 10% of the paid up capital of the company. The 10% ceiling may be exceeded if a special resolution is passed in a General Meeting of the shareholder of a company, subject to an overall ceiling of 24%. In addition to Portfolio Investments in Indian companies, NRIs may also make foreign direct investments in Indian companies pursuant to the foreign direct investment route discussed above.

Overseas corporate bodies controlled by NRIs, or OCBs, were previously permitted to invest on favorable terms under the Portfolio Investment Scheme. The RBI no longer recognizes OCBs as an eligible class of investment vehicle under various routes and schemes under the foreign exchange regulations.

Investment by Foreign Institutional Investors

Currently, FIIs such as pension funds, investment trusts, and asset management companies are eligible to make Portfolio Investments on favorable terms in all the securities traded on the primary and secondary markets in India. Investment by FIIs in certain sectors, such as the retail sector, are prohibited.

SEBI regulations provide that no single FII may hold more than 10% of a company’s total equity shares.

In most cases, under SEBI and the RBI regulations, unless stockholder approval has been obtained, FIIs in aggregate may hold no more than 24% of an Indian company’s equity shares. However, we have obtained the required stockholder approval and our shares may be owned completely by FIIs, subject to the 10% individual holding limitation described above.

There is uncertainty under Indian law about the tax regime applicable to FIIs that hold and trade ADSs. FIIs are urged to consult with their Indian legal and tax advisers about the relationship between the FII guidelines and the ADSs and any equity shares withdrawn upon surrender of the ADSs.

Takeover Code

Upon conversion of ADSs into equity shares, a holder of ADSs will be subject to the Takeover Code. A more detailed description of the Takeover Code is provided under “Description of Equity Shares.”

ADSs

Issue of ADSs

Shares of Indian companies represented by ADSs may be approved for issuance to foreign investors by the Government of India under the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depositary Receipt Mechanism) Scheme, 1993, or the 1993 Regulations, as modified from time to time. The 1993 Regulations are in addition to the other policies or facilities, as described above, relating to investments in Indian companies by foreign investors.

Fungibility of ADSs

In March 2001, the RBI amended the Foreign Exchange Management (Transfer or Issue of Securities by a Person Resident Outside India) Regulations, 2000 and established two alternative methods to allow equity shares to be converted into and sold as ADSs.

First, a registered broker in India can purchase shares of an Indian company that has issued ADSs on behalf of a person resident outside India, for the purposes of converting the shares into ADSs. However, such conversion of equity shares into ADSs is possible only if the following conditions are satisfied:

•	the shares are purchased on a recognized stock exchange;

•	the shares are purchased with the permission of the custodian to the ADS offering of the Indian company and are deposited with the custodian;

•	the shares purchased for conversion into ADSs do not exceed the number of shares that have been released by the custodian pursuant to conversions of ADSs into equity shares under the Depositary Agreement; and

•	a non-resident investor, broker, the custodian and the Depository comply with the provisions of the 1993 Regulations and any related guidelines issued by the Central Government from time to time.

Second, the amendment to the regulations permit an issuer in India to sponsor the issue of ADSs through an overseas depositary against underlying equity shares accepted from holders of its equity shares in India for offering outside of India. The sponsored issue of ADSs is possible only if the following conditions are satisfied:

•	the price of the offering is determined by the managing underwriters of the offering;

•	the ADS offering is approved by the FIPB;

•	the ADS offering is approved by a special resolution of the shareholders of the issuer in a general meeting;

•	the facility is made available to all the equity shareholders of the issuer;

•	the proceeds of the offering are repatriated into India within one month of the closing of the offering;

•	the sales of the existing equity shares are made in compliance with the Foreign Direct Investment Policy (as described above) in India;

•	the number of shares offered by selling shareholders are subject to limits in proportion to the existing holdings of the selling shareholders when the offer is oversubscribed; and

•	the offering expenses do not exceed 7% of the offering proceeds and are paid by shareholders on a pro-rata basis.

The issuer is also required to furnish a report to the RBI specifying the details of the offering, including the amount raised through the offering, the number of ADSs issued, the underlying shares offered and the percentage of equity in the issuer represented by the ADSs.

The current offering is being made under this second alternative.

Transfer of ADSs and Surrender of ADSs

A person resident outside India may transfer the ADSs held in Indian companies to another person resident outside India without any permission. An ADS holder is permitted to surrender the ADSs held by him in an Indian company and to receive the underlying equity shares under the terms of the Deposit Agreement. Under Indian regulations, the re-deposit of these equity shares with the Depositary for ADSs may not be permitted.

PLAN OF DISTRIBUTION

Selling shareholders may offer and sell ADSs in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.

A prospectus supplement relating to a particular offering of ADSs may include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the ADSs;

•	the net proceeds to the selling shareholders from the sale of the ADSs;

•	any delayed delivery arrangements; and

•	any underwriting discounts and commissions, and other items constituting underwriters’ compensation; any initial public offering price; and any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the ADSs may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices as set forth in a prospectus supplement with respect to such transaction.

LEGAL MATTERS

The validity of the ADSs offered pursuant to this prospectus and the validity of the equity shares represented by the ADSs offered hereby will be passed upon by Crawford Bayley & Co., Mumbai, India, our Indian counsel. U.S. securities matters in connection with any offering made pursuant to this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, our U.S. counsel. Wilson Sonsini Goodrich & Rosati may rely upon Crawford Bayley & Co. with respect to certain matters governed by Indian law. Crawford Bayley & Co. together with its affiliates owns 51,600 of our equity shares.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Infosys Technologies Limited and subsidiaries as of March 31, 2006 and 2005, and for each of the years in the three-year period ended March 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006 have been incorporated by reference herein in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We will furnish to you, through the Depositary, English language versions of any reports, notices and other communications that we generally transmit to holders of our equity shares.

We have filed with the SEC a registration statement on Form F-3 and a registration statement on Form F-6 under the U.S. Securities Act with respect to the offered ADSs. This prospectus, which is a part of the registration statement on Form F-3, does not contain all of the information set forth in these registration statements. Statements made in this prospectus as to the contents of any contract, agreement or other document, are not necessarily complete. Where we have filed a contract, agreement or other document as an exhibit to these registration statements, we refer to the exhibit for a more complete description of the matter involved, and each of our statements in this prospectus with respect to that contract, agreement or document is qualified in its entirety by such reference.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at the Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are incorporating by reference the following into this prospectus:

•	our Form 8-A, filed with the SEC on February 11, 1999;

•	our Form 20-F, filed with the SEC on April 28, 2006;

•	our Form 6-K, filed with the SEC on July 28, 2006;

•	our Form 6-K, filed with the SEC on October 24, 2006; and

•	all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering of the offered ADSs.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in those documents, will be provided without charge to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to: V. Balakrishnan c/o Infosys Technologies Limited, Electronics City, Hosur Road, Bangalore, Karnataka, India 560 100 (Telephone: +91-80-2852-0261).

We will furnish to any holder of ADSs that so requests our annual report on Form 20-F containing a description of our operations and annual audited consolidated financial statements prepared in accordance with U.S. GAAP and an opinion on the financial statements by an independent registered public accounting firm.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are accurate only as of their respective dates.

Infosys Technologies Limited

Up to 30,000,000 American
Depositary Shares
Representing
Up to 30,000,000 Equity Shares

ABN AMRO Rothschild

Banc of America Securities LLC

Deutsche Bank Securities

Goldman Sachs (Asia) L.L.C.

JPMorgan

Nomura Securities

UBS Investment Bank